Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

December 16, 2011

among

HMS HOLDINGS CORP.,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

CITIBANK, N.A.,
as Administrative Agent

$450,000,000

CITIGROUP GLOBAL MARKETS INC.,
J.P. MORGAN SECURITIES LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

Bank of America, N.A.,

JPMorgan Chase Bank, N.A.

Mizuho Corporate Bank, Ltd.

RBS Citizens, N.A.

TD Bank, N.A.
as Co-Syndication Agents

SunTrust Bank,
as Documentation Agent

i

Page

SECTION 10.17.	No Advisory or Fiduciary Responsibility		83
SECTION 10.18.	Interest Rate Limitation		84

SCHEDULE 1.01	—	Commitments
SCHEDULE 1.02	—	Immaterial Subsidiaries
SCHEDULE 4.06(a)	—	Litigation
SCHEDULE 4.06(b)	—	Disclosed Matters
SCHEDULE 4.16	—	Subsidiaries
SCHEDULE 7.01	—	Existing Indebtedness
SCHEDULE 7.02	—	Existing Liens
SCHEDULE 7.06	—	Existing Investments
SCHEDULE 7.09	—	Restrictive Agreements

EXHIBIT A	—	Form of Assignment and Assumption
EXHIBIT B-1	—	Form of Revolving Credit Note
EXHIBIT B-2	—	Form of Term Loan Note
EXHIBIT B-3	—	Form of Swingline Loan Note
EXHIBIT C	—	Form of Security Agreement
EXHIBIT D	—	Form of Subsidiary Joinder Agreement
EXHIBIT E	—	Form of Opinion of Counsel to the Loan Parties
EXHIBIT F-1	—	Form of Perfection Certificate
EXHIBIT F-2	—	Form of Perfection Certificate Supplement
EXHIBIT G	—	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of December 16, 2011, among HMS HOLDINGS CORP., the GUARANTORS party hereto, the LENDERS party hereto, and CITIBANK, N.A., as Administrative Agent.

The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) extend credit to it in an aggregate principal or face amount of up to $450,000,000 for the purposes specified herein.  The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.         Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means the outstanding shares of HDI acquired pursuant to the Agreement and Plan of Merger.

“Acquired Business Material Adverse Effect” means any event, development, state of facts, change or effect (each, a “Change”), that, individually or in the aggregate with any other Changes, has or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of HDI and its subsidiaries, taken as a whole or (ii) the ability of HDI and its subsidiaries, taken as a whole, to perform their respective obligations under the Agreement and Plan of Merger or to consummate the HDI Acquisition or the other transactions contemplated by the Agreement and Plan of Merger; provided, that, in the case of preceding clause (i) only, no Change to the extent attributable to or related to any of the following shall be taken into account when determining whether an “Acquired Business Material Adverse Effect” has occurred, or would reasonably be expected to occur: (A) conditions (or Changes after November 7, 2011 (the “Execution Date”) in such conditions) in the industry in which HDI or any of its subsidiaries operate, (B) general economic conditions (or Changes after the Execution Date in such conditions) within the United States or any other country, (C) conditions (or Changes after the Execution Date in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (D) political conditions (or Changes after the Execution Date in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (F) the public announcement of the Agreement and Plan of Merger or the pendency of the transactions contemplated thereby, (G) any actions taken or the failure to take any action, in each case, which the Borrower and the Arrangers have approved, consented to or requested or any actions of the Borrower or any of its controlled affiliates which the Arrangers have approved, consented to or requested, (H) changes in any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental authority or instrumentality or other legal or regulatory conditions (or the interpretation thereof) or changes in United States generally accepted accounting principles or other accounting standards (or the interpretation thereof), (I) any failure by HDI or its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures, unless the underlying cause of such failures would otherwise be excepted from this definition), and (J) any immaterial claims, suits, actions or proceedings made or brought by any of the current or former stockholders of HDI (on their own behalf or on behalf of HDI) against HDI in connection with the HDI Acquisition or any other transactions contemplated by the Agreement and Plan of Merger; provided that the exceptions set forth in clauses (A) through (D) and clause (H) shall not apply to the extent that HDI and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other companies in the same industries in which HDI and its subsidiaries operate.

“Acquisition” means the acquisition by the Borrower or any other Loan Party of (a) all of the Capital Stock of any other Person, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more divisions, lines of business or business units of any other Person.

“Activities” has the meaning specified in Section 9.02(b).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Citi, in its capacity as administrative agent for the Lenders hereunder, and each other person appointed as the successor pursuant to Section 10.07.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the one-month LIBO Rate (determined as of such day) plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Agent’s Group” has the meaning specified in Section 9.02(b).

“Agreement and Plan of Merger” means the agreement and plan of merger dated as of November 7, 2011 among the Borrower, HDI and the other persons party thereto.

“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Sections 2.04 or 2.05 or in respect of any indemnity claim under Section 10.06(b) arising out of an action or omission of the Swingline Lender or the Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.06(b) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or Loans of both Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of both Classes hereunder.  With respect to the Revolving Credit Lenders, if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined on the basis of the percentage of the total Revolving Credit Exposures represented by such Revolving Credit Lender’s Revolving Credit Exposure.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread,” respectively, based upon the Consolidated Leverage Ratio as of the most recent determination date; provided that from the Effective Date until the delivery of the Borrower’s consolidated financial statements for the year ending on or nearest to December 31, 2011, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level I:

Consolidated Leverage Ratio	ABR Spread	Eurodollar Spread
Level I

Greater than 1.50:1.00	2.00%	3.00%

Level II

Greater than 1.00:1.00 but less than or equal to 1.50:1.00	1.50%	2.50%

Level III

Less than or equal to 1.00:1.00	1.00%	2.00%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) (and the related compliance certificate delivered pursuant to Section 6.01(c)), and (ii) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Leverage Ratio shall be deemed to be in Level I (A) at any time that an Event of Default shall have occurred and be continuing or (B) if the Borrower fails to deliver the consolidated financial statements (and related compliance certificate) required to be delivered by it pursuant to Section 6.01(a), (b) and/or (c), during the period from the expiration of the time for delivery thereof specified in such sections until such financial statements and compliance certificate are delivered.

In the event that the Administrative Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable ABR Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Rate shall be determined as if the applicable level for such higher Applicable Rate were applicable for such Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.  This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.12(c) and Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment in cash in full of all other Obligations hereunder for the limited period ending on the date that is the later to occur of (x) one year following the date upon which such termination and repayment occurred and (y) two months following the date upon which the Borrower’s annual audited financial statements, which include the period during which such termination and repayment occurred, become publicly available.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.10 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article V or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.02(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a), (b), (c) and (d) of Section 7.04) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)           the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b)           the amount of cash and Cash Equivalents received from Equity Issuances (plus any proceeds of the exercise of warrants or options or restricted stock described in the parenthetical to clause (a)(ii) in the definition of Equity Issuance exercised in respect of Capital Stock) after the Effective Date and Not Otherwise Applied, minus

(c)           any amount of the Available Amount used to make Investments pursuant to Section 7.06(h) after the Effective Date and prior to such time, minus

(d)           any amount of the Available Amount used to make Restricted Payments pursuant to Section 7.07(b) after the Effective Date and prior to such time, minus

(e)           any amount of the Available Amount used to make payments or distributions in respect of Junior Financings pursuant to Section 7.14 after the Effective Date and prior to such time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means HMS Holdings Corp., a New York corporation.

“Borrowing” means (a) all ABR Loans (other than Swingline Loans) of the same Class made, converted or continued on the same date, (b) all Eurodollar Loans of the same Class that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalent” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, bank notes, deposit notes, banker’s acceptances, overnight deposits and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) have the highest rating obtainable from S&P or from Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) of the United States financial regulatory authorities shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citi” means Citibank, N.A.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Incremental Revolving Loans, Incremental Term Loans, Extended Revolving Credit Loan, Extended Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or Incremental Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Security Agreement Collateral, the Mortgaged Property, and all property of any kind and nature subject or purported to be subject from time to time to a lien pursuant to any Security Document.

“Collateral Agent” means Citi in its capacity as collateral agent for the Lenders.

“Commitment” means a Revolving Credit Commitment, a Term Loan Commitment or a Letter of Credit Commitment, or any combination thereof (as the context requires).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including, without limitation, all Approved Electronic Communications.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)           (i)            income tax expense,

(ii)           Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),

(iii)          depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(iv)          non-cash expenses or losses (including any non-cash stock-based compensation expense relating to stock options and restricted stock granted to employees or directors),

(v)           restructuring charges or reserves,

(vi)          synergies projected by the Borrower in good faith to be realized as a result of actions taken or to be taken in connection with the Transactions or any Permitted Acquisition (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) and; provided that (x) the aggregate amount of add backs made pursuant to this clause (vi) shall not exceed an amount equal to 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (vi), but after giving Pro Forma Effect to any Material Acquisition or Material Disposition) and (y)(A) such add backs shall be net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, (B) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the certificate required to be delivered pursuant to Section 6.01(c), certifying that (i) such synergies are reasonably anticipated to be realized within the timeframes set forth in clauses (I) and (II) below and factually supportable as determined in good faith by the Borrower, and (ii) such actions have been taken or are to be taken within (I) in the case of any such synergies in connection with the Transactions, 12 months after the Effective Date and (II) in all other cases, within 12 months after the consummation of the acquisition or implementation of such initiative relating to such acquisition, which is expected to result in such synergies, (C) no synergies shall be added pursuant to this clause (vi) to the extent duplicative of any expenses or charges otherwise added to calculate Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (D) projected amounts of synergies (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vi) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such synergies and

(vii)         cash Transaction Costs, and minus

(b)           (i)            to the extent included in the statement of such Consolidated Net Income for such period, the sum of (x) extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (y) other non-cash income and

(ii)           cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis;

provided that for any determination of the Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio or the Consolidated Interest Coverage Ratio, (I) Consolidated EBITDA for the fiscal quarter ended December 31, 2010 shall be $35,000,000, (II) Consolidated EBITDA for the fiscal quarter ended March 31, 2011 shall be $29,200,000, (III) Consolidated EBITDA for the fiscal quarter ended June 30, 2011 shall be $32,700,000 and (IV) Consolidated EBITDA for the fiscal quarter ended September 30, 2011 shall be $32,900,000.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) for any determination of the Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Interest Coverage Ratio, (x) if at any time during such Reference Period or subsequent to such Reference Period and on or prior to or simultaneously with the date of determination the Borrower or any Subsidiary shall have made any Material Disposition, Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period or subsequent to such Reference Period and on or prior to or simultaneously with the date of determination the Borrower or any Subsidiary shall have made a Material Acquisition (including the HDI Acquisition), Consolidated EBITDA for such Reference Period shall be calculated after giving Pro Forma Effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

“Consolidated Funded Debt” means, at any date, all Indebtedness of the Borrower and its Subsidiaries that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans, determined on a consolidated basis in accordance with GAAP, it being understood that any Indebtedness of such Person in respect of the undrawn portion of any letter of credit shall not constitute Consolidated Funded Debt of such Person.

“Consolidated Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently ended prior to such date, to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) determined on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating the Consolidated Interest Coverage Ratio for the Reference Periods ending December 31, 2011, March 31, 2012 and June 30, 2012, Consolidated Interest Expense shall be calculated as follows:  (i) for the Reference Period ending December 31, 2011, Consolidated Interest Expense shall be determined by multiplying (A) the product of Consolidated Interest Expense for the period beginning on the Effective Date and ending December 31, 2011 times a fraction the numerator of which is 92 and the denominator of which is the number of days from and including the Effective Date to and including December 31, 2011 (the “Fourth Quarter 2011 Interest Expense”) by (B) 4, (ii) for the Reference Period ending March 31, 2012, Consolidated Interest Expense shall be determined by multiplying the sum of the Fourth Quarter 2011 Interest Expense plus Consolidated Interest Expense for the fiscal quarter ending March 31, 2012 by 2, (iii) for the Reference Period ending June 30, 2012, Consolidated Interest Expense shall be determined by multiplying the sum of the Fourth Quarter 2011 Interest Expense plus Consolidated Interest Expense for the two fiscal quarters ending June 30, 2012 by 4/3 and (iv) for the Reference Period ending September 30, 2012, Consolidated Interest Expense shall be the sum of the Fourth Quarter 2011 Interest Expense plus Consolidated Interest Expense for the three fiscal quarters ending September 30, 2012.

“Consolidated Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently ended prior to such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (b) the undistributed earnings of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Secured Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt secured by a Lien on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently ended prior to such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, determined on a cumulative basis equal to the aggregate cumulative sum of Excess Cash Flow Not Otherwise Applied for each Fiscal Year (but not less than zero with respect to any Fiscal Year) ending after the Effective Date and prior to such date.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Lender in respect of a LC Disbursement or make a payment to the Swingline Lender in respect of a Swingline Loan (each, a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.20 as a result of a Lender’s being a Defaulting Lender nor the performance by a Non-Defaulting Lender of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 4.06(a) and the environmental matters disclosed in Schedule 4.06(b).

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding the sale by the Borrower of its own Indebtedness or Capital Stock).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of the United States of America, any state thereof or the District of Columbia.

“Do Not Have Unreasonably Small Capital” means that the Borrower and its Subsidiaries taken as a whole is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

“ECF Percentage” means, for any Fiscal Year, (a) 50% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 1.50 to 1.00, (b) 25% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00 and (c) 0% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 1.00 to 1.00.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.05).

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the date hereof of (i) any of its Capital Stock, (ii) any warrants or options exercisable in respect of its Capital Stock (other than any warrants, options or restricted stock issued to directors, officers, employees or consultants of the Borrower or any of its Subsidiaries pursuant to benefit plans established in the ordinary course of business and any Capital Stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest, other than convertible debt) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the date hereof of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (v) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower, (w) any capital contribution by the Borrower or any Subsidiary of the Borrower to any Subsidiary of the Borrower, (x) any such issuance under any Plan, or (y) any such issuance of Capital Stock of the Borrower as consideration for any Acquisition permitted under Section 7.06(g), or (z)(i) any issuance of mandatorily redeemable preferred Capital Stock or (ii) Capital Stock that is convertible into or exchangeable for Indebtedness.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class or type of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (j) a failure to make a required contribution to a Multiemployer Plan or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excess Cash Flow” shall mean, for any Fiscal Year of the Borrower, the sum of (i) Consolidated Net Income for such Fiscal Year of the Borrower as shown on the financial statements for such Fiscal Year delivered pursuant to Section 6.01(a) plus (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such Fiscal Year, plus (iii) decreases in Working Capital for such Fiscal Year, minus, without duplication:

(a)           scheduled principal payments in respect of Indebtedness of the Borrower or any Subsidiary, in each case made with Internally Generated Cash during such Fiscal Year; minus

(b)           Capital Expenditures, Permitted Acquisitions and Investments permitted by Section 7.06(h), in each case made with Internally Generated Cash during such Fiscal Year; minus

(c)           increases to Working Capital for such Fiscal Year; minus

(d)           without duplication of amounts deducted from Excess Cash Flow in the prior Fiscal Year or such Fiscal Year, to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent at or before the time the certificate required to be delivered pursuant to Section 6.01(c), the aggregate amount that shall be required to be paid in cash in respect of Capital Expenditures to be made by the Borrower or any Subsidiary during the 90 days following such Excess Cash Flow Period pursuant to binding contracts (the “Contract Amount”) entered into prior to or during such Fiscal Year; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures during such 90-day period is less than the Contract Amount, the amount of such shortfall shall be added to Excess Cash Flow for the Excess Cash Flow Period following such Excess Cash Flow Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income (however denominated) and franchise taxes imposed on it, in each case, by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (a), (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to Requirements of Law in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of such new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16 (a) or (c), (d) any United States federal withholding tax imposed pursuant to FATCA and (e) any withholding taxes attributable to the failure of a Lender to comply with Section 2.16(e).

“Extended Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Credit Facility” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Credit Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Term Loan Facility” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Revolving Credit Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.21(a).

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential amended and restated fee letter, dated as of November 14, 2011, among Borrower, the Arrangers and certain of their Affiliates.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means, except to the extent prohibited or restricted by applicable law or by contract existing on the Effective Date or, with respect to Subsidiaries acquired after the Effective Date, existing when such Subsidiary was acquired (including any requirement to obtain the consent of any governmental authority or third party) or resulting in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, all of the existing and future, direct and indirect, wholly owned Domestic Subsidiaries of the Borrower except (i) any Subsidiaries of Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the Code (“CFCs”), (ii) any wholly owned Domestic Subsidiary that has no material assets other than the equity of CFCs and (iii) any captive insurance companies, not-for-profit subsidiaries, special purpose entities and Immaterial Subsidiaries.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HDI” means HDI Holdings, Inc., a Nevada corporation.

“HDI Acquisition” means the Borrower’s acquisition of all of the capital stock of HDI pursuant to the Agreement and Plan of Merger.

“Historical Financial Statement” has the meaning set forth in Section 4.04(a).

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities).

“Immaterial Subsidiary” means (a) as of the Effective Date, any Subsidiary listed in Schedule 1.02 hereto and (b) at any time thereafter, any Subsidiary designated as such by the Borrower in a certificate delivered by the Borrower to the Administrative Agent (and which designation has not been rescinded in a subsequent certificate of the Borrower delivered to the Administrative Agent); provided that neither the assets of, nor the aggregate revenues of, all Immaterial Subsidiaries may exceed 5% of the consolidated revenues or consolidated total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, in each case determined as of the end of the fiscal quarter or Fiscal Year most recently ended (and, with respect to any such determination of revenues, for the period of four fiscal quarters then ended).

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.19(c)(v).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person and (k) all obligations of Swap Agreements to the extent required to be reflected on a balance sheet of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Information Memorandum” means that certain information memorandum relating to this Agreement dated as of November, 2011.

“Initial Revolving Credit Facility” means the Revolving Credit Commitments created on the Effective Date that have not been extended pursuant to Section 2.21.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or with the consent of each affected Lender, nine or twelve months), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing, and the date of a Borrowing comprising Loans of any Class that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” means any cash of the Borrower or any Subsidiary that is not generated from a Disposition, a Recovery Event, an incurrence of Indebtedness or an Equity Issuance.

“Investment” means, by any Person, (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person and (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person (other than Indebtedness constituting trade payables, lease obligations, performance obligations and other payables in the ordinary course of business), and (without duplication) any amount committed to be advanced, loans, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person.

“Issuing Lender” means Citi and its successors, in its capacity as issuer of Letters of Credit hereunder, or one or more Lenders reasonably acceptable to the Borrower, the Administrative Agent and any such Lender.

“Junior Indebtedness” means any Indebtedness that is subordinated in right of payment to the Obligations under the Loan Documents.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Party” means any Lender, the Issuing Lender or the Swingline Lender.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an instrument entered into pursuant to Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit Amount” means $20,000,000.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen Libor 01 for the applicable interest period (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, three Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, three Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, the promissory notes (if any) executed and delivered pursuant to Section 2.09(f), the Security Documents, any Increase Joinder, any Extension Offer and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their respective obligations hereunder and under the other Loan Documents and (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.21(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (a) each Real Property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate dated the Effective Date, if applicable, and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 6.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the sale or disposition of any non-cash consideration or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments, or the incurrence of loans, or any capital contribution, the cash proceeds received from such issuance, sale, incurrence or capital contribution, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Not Otherwise Applied” means, with reference to (i) any amount of Excess Cash Flow, that such amount was not required to be applied to prepay the Term Loans pursuant to Section 2.10(b)(iv) and (ii) any amount of Net Cash Proceeds of Equity Issuances, that such amount was not required to be applied to prepay the Term Loans pursuant to Section 2.10(b)(ii).

“Obligations” means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Administrative Agent, the Lenders, the Swingline Lender and/or the Issuing Lender arising under the Loan Documents (including all reimbursement obligations in respect of Letters of Credit), in each case whether fixed, contingent (including without limitation those Obligations incurred as a Guarantor pursuant to Article III), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VIII and including any obligation or liability in respect of any breach of any representation or warranty and all interest and fees accruing after the commencement of an insolvency proceeding and funding losses, whether or not allowed or allowable in any such proceeding, (b) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under any treasury management services agreement, any service terms or any service agreements, including electronic payments service terms and/or automated clearing house agreements, and all overdrafts on any account which any Loan Party maintains with any Lender or any Affiliate of any Lender and (c) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise, property or similar Taxes arising from any payment made under this Agreement or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding (1) any such Tax imposed on an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.18(b)) of any interest in any Loan or Commitment hereunder (an “Assignment Tax”), but only to the extent such Assignment Tax is imposed as a result of a present or former connection between the assignor and/or assignee and the taxing jurisdiction (other than any connection arising solely from such assignor and/or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received a perfected security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents) and (2) any Excluded Taxes.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning set forth in Section 10.07(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit F-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit F-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any Acquisition provided that each of the following conditions shall be met:

(a)           before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(b)           the Borrower would be in compliance (on a Pro Forma Basis after giving effect to such Acquisition and any other Acquisition, Disposition, debt incurrence, debt retirement) with the covenants contained in Section 7.11 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(c)           if such Acquisition involves the acquisition of Capital Stock of a Person, such Acquisition shall result in the issuer of such Capital Stock becoming a Guarantor to the extent required by Section 6.13; and

(d)           such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired to the extent required by Section 6.13.

“Permitted Acquisition Consideration” means, in connection with any Permitted Acquisition, the aggregate amount (as valued at the fair market value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guaranteed Obligations, “earn outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition.

“Permitted Liens” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04 and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such lien;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender or (ii) as to which the Administrative Agent, the Issuing Lender or the Swingline Lender has in good faith determined and notified the Borrower and (in the case of the Issuing Lender or the Swingline Lender) the Administrative Agent that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement.  Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (ii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Lender or the Swingline Lender, as the case may be, in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citi as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Payment Dates” means (a) the Quarterly Dates of each year, commencing with the Quarterly Date falling on or nearest to March 31, 2012 and (b) the Term Loan Maturity Date.

“Pro Forma Balance Sheet” has the meaning set forth in Section 4.04(a).

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating Consolidated EBITDA, Consolidated Funded Debt and Consolidated Interest Expense for any Reference Period during which one or more Material Acquisition or Material Disposition occurs or which is the Reference Period ending immediately prior to the date of determination with respect to a Material Acquisition or Material Disposition occurring on or prior to or simultaneously with the date of determination, that such Material Acquisition or Material Disposition (and all other Material Acquisition or Material Disposition that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable Reference Period and all income statement items (whether positive or negative) attributable to the assets or Person disposed of in a Material Disposition shall be excluded and all Indebtedness repaid or discharged in connection with such Material Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the assets or Person acquired in a Material Acquisition and all Indebtedness incurred or assumed in connection with such Material Acquisition shall be included.

“Pro Forma Financial Statements” has the meaning set forth in Section 4.04(a).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year.

“Real Property” means, collectively, all right, title and interest (including any mineral or other estate) in and to any and all parcels of or interests in real property owned, leased, or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership or operation thereof.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (but not to the extent such claim compensates for any loss of revenues or interruption of business or operations caused thereby) or any condemnation proceeding awards or other compensation received in respect thereof relating to any asset or property of the Borrower or any of its Subsidiaries with a value in excess of $10,000,000.

“Reference Period” has the meaning set forth in the definition of Consolidated EBITDA.

“Register” has the meaning set forth in Section 10.07(b)(iv).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans pursuant to Section 2.10(b)(iii) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default shall have occurred and be continuing and that the Borrower or any Subsidiary intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to reinvest in its business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to reinvest in the Borrower’s or any Subsidiary’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event; provided that such twelve month period shall increase to eighteen months with respect to any Reinvestment Deferred Amount if the Borrower or the relevant Subsidiary has contractually committed within such twelve month period to use such Reinvestment Deferred Amount to reinvest in its business and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, reinvest in the Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Revolving Credit Commitments at such time.  The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans and/or unused Commitments of such Class, as applicable, at such time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time.  The “Required Revolving Credit Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures and/or unused Commitments of such Class, as applicable, at such time.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of the Borrower or any option, warrant or other right to acquire any such Capital Stock of the Borrower.

“Restricting Information” has the meaning specified in Section 10.04(a).

“Revolving Credit,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07.  The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 1.01 under the caption “Revolving Credit Commitment,” or in the Assignment and Assumption or other instrument pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.  The initial aggregate amount of the Revolving Credit Commitments is $100,000,000.

“Revolving Credit Commitment Termination Date” means (x) with respect to Revolving Credit Loans December 16, 2016 and (y) with respect to Extended Revolving Credit Loans the date specified in the applicable Extension Offer applicable to such Extended Revolving Credit Loans.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Credit Loans, (b) the LC Exposure of such Lender and (c) the Swingline Exposure of such Lender at such time.

“Revolving Credit Facility” means an Initial Revolving Credit Facility or an Extended Revolving Credit Facility, and “Revolving Credit Facilities” means all of them, collectively.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit C between the Loan Parties and the Administrative Agent.

“Security Agreement Collateral” means all property from time to time pledged or granted as collateral pursuant to the Security Agreement.

“Security Documents” means, collectively, the Security Agreement, each Mortgage, each Subsidiary Joinder Agreement, any security, pledge or similar agreement entered into pursuant to Section 6.13 in favor of the Administrative Agent, and all UCC financing statements required by the terms of any such agreement to be filed with respect to the security interests created pursuant thereto.

“Solvency Certificate” means a certificate substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person at any time, that (a) the Fair Value and Present Fair Salable Value of the assets of such Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) such Person and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital (c) such Person and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature, and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not “insolvent” within the meaning given to that term under the United States Bankruptcy Code.

“Specified Representations” means the following:  (a) the representations made by Acquired Business in the Agreement and Plan of Merger as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Agreement and Plan of Merger as a result of a breach of such representations in the Agreement and Plan of Merger, and (b) the representations set forth in Sections 4.01, 4.02, 4.03(b) and (c), 4.08, 4.12, 4.17, 4.19 and 4.20(a).

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such

Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Assumption Agreement substantially in the form of Exhibit D executed and delivered by a Domestic Subsidiary that, pursuant to Section 6.13(a), is required to become a “Guarantor” hereunder and a “Securing Party” under the Security Agreement in favor of the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citi or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swingline Lender hereunder, in each case in its capacity as the Swingline Lender hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date in the amount of such Lender’s Term Loan Commitment as set forth on Schedule 1.01 under the caption “Term Loan Commitment.”  The aggregate amount of the Lenders’ Term Loan Commitments is $350,000,000 as of the Effective Date.

“Term Loan Lender” means a Lender with a Term Loan Commitment or, following the Effective Date, an outstanding Term Loan.

“Term Loan Maturity Date” means (x) with respect to Term Loans December 16, 2016, (y) with respect to Extended Term Loans the date specified in the applicable Extension Offer applicable to such Extended Term Loans and (z) with respect to Incremental Term Loans the date specified in the applicable Increase Joinder applicable to such Incremental Term Loans.

“Term Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Total Leverage Incurrence Test” means, with respect to the most recent Reference Period, the Consolidated Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than 3.00 to 1.00.

“Transaction Costs” means any fees and expenses related to the HDI Acquisition and the entry into the Loan Documents and incurrence of the Loans in connection therewith on the Effective Date.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party, the borrowing of Loans hereunder and the use of proceeds thereof, and the issuance of Letters of Credit hereunder.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Lender” means a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, for the Borrower and its Subsidiaries on a consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and cash equivalents and taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) outstanding Revolving Credit Loans and Swingline Loans, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.

SECTION 1.02.         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.         Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties will negotiate in good faith the terms of such amendment and, until such amendment is effective, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount (or the accreted value thereof in the case of Indebtedness issued at a discount) thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

ARTICLE II

THE CREDITS

SECTION 2.01.         Commitments.

(a)           Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b)           Term Loans.  Subject to the terms and conditions set forth herein, each Term Loan Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Effective Date in a principal amount equal to its Term Loan Commitment.  Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.         Loans and Borrowings.

(a)           Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Type of Loans.  Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  Each Eurodollar Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $500,000.  Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $250,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused amount of the total Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in an amount that is a multiple of $250,000 and not less than $250,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d)           Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) (i) any Revolving Credit Eurodollar Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date; (ii) any Term Eurodollar Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date; or (iii) any Term Eurodollar Borrowing if the Interest Period requested therefor would commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date.

SECTION 2.03.         Requests for Borrowings.

(a)           Notice by the Borrower.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b)           Content of Borrowing Requests.  Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether the requested Borrowing is to be a Revolving Credit Borrowing or Term Borrowing;

(ii)           the aggregate amount of the requested Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)           in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section (but in any event on the same Business Day such Borrowing Notice is received by the Administrative Agent), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)           Failure to Elect.  If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04.         Swingline Loans.

(a)           Agreement to Make Swingline Loans.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           Notice of Swingline Loans by Borrower.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)           Participations by Lenders in Swingline Loans.  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph in compliance with the terms and conditions of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)           If the maturity date shall have occurred in respect of any Revolving Credit Facility at a time when another Revolving Credit Facility is in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(e)), there shall exist sufficient unutilized Revolving Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Revolving Credit Commitments that will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Credit Commitments that will remain in effect, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05.         Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars for the Borrower’s account in such form as is acceptable to the Issuing Lender in its reasonable determination.  Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b)           Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender and the Administrative Agent) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)           Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed the Letter of Credit Sublimit Amount and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.

(d)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

(e)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender in accordance with the terms and conditions of this Agreement, and without any further action on the part of the Issuing Lender or the Revolving Credit Lenders, the Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to paragraph (f) of this Section, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated under paragraph (f) of this Section) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Credit Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof.

(g)           Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Credit Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)           Disbursement Procedures.  The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i)            Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for account of such Revolving Credit Lender to the extent of such payment.

(j)            Replacement of Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender thereto.  The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of the Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total LC Exposure) demanding Cash Collateralization pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in clause (h) or (i) of Article VIII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Loan Parties under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Loan Parties under this Agreement and the other Loan Documents.  If the Borrower is required to Cash Collateralize hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l)            Provisions Related to Multiple Revolving Credit Facilities.  If the maturity date in respect of any Revolving Credit Facilities occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Revolving Credit Facilities in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Revolving Credit Facilities up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(k).  Commencing with the maturity date of any Revolving Credit Facility, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended Revolving Credit Facilities.

SECTION 2.06.         Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)           Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.         Interest Elections.

(a)           Elections by the Borrower.  The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans of the respective Class constituting such Borrowing, and the Loans of such Class constituting each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued and which shall accrue interest based only at the Alternate Base Rate.

(b)           Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default shall have occurred and be continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.         Termination and Reduction of the Commitments.

(a)           Scheduled Termination.  Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b)           Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitment pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of such termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments shall be permanent.

SECTION 2.09.         Repayment of Loans; Evidence of Debt.

(a)           Repayment.

(i)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Revolving Credit Lender the full outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans, and each such Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

(ii)           The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Commitment Termination Date and

the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made (provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(iii)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Term Loan Lender the principal amount of the Term Loan held by such Term Loan Lender on the Principal Payment Dates the aggregate principal amount to be paid on each Principal Payment Date in respect of all Term Loans held by the Term Loan Lenders to be in the amount specified below (with the final such installment being in the aggregate principal amount of the Term Loans then outstanding):

Principal Payment Date Falling on or Nearest to:	Aggregate Amount of Payment
March 31, 2012	$4,375,000
June 30, 2012	$4,375,000
September 30, 2012	$4,375,000
December 31, 2012	$4,375,000

March 31, 2013	$8,750,000
June 30, 2013	$8,750,000
September 30, 2013	$8,750,000
December 31, 2013	$8,750,000

March 31, 2014	$8,750,000
June 30, 2014	$8,750,000
September 30, 2014	$8,750,000
December 31, 2014	$8,750,000

March 31, 2015	$21,875,000
June 30, 2015	$21,875,000
September 30, 2015	$21,875,000
December 31, 2015	$21,875,000

March 31, 2016	$43,750,000
June 30, 2016	$43,750,000
September 30, 2016	$43,750,000
Term Loan Maturity Date	$43,750,000

(b)           Adjustment of Term Loan Amortization Schedule.  Any prepayment of Term Loans under Section 2.10(a) shall be applied as directed by the Borrower.  Any prepayment of Term Loans under Section 2.10(b) shall be applied ratably to reduce the then remaining principal installments of the Term Loans.

(c)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)           Effect of Entries.  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note of the Borrower.  In such event, the Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note(s) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit B-1, B-2 or B-3, as appropriate, and such note(s) shall be evidence of such Loans (and all amounts payable in respect thereof).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payees, to such payee and its registered assigns).

SECTION 2.10.         Prepayment of Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (c) of this Section.

(b)           Mandatory Prepayments.  The Borrower will prepay the Term Loans as follows:

(i)            If after the date hereof any Indebtedness is incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.01), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.09(b).

(ii)           Upon any Equity Issuance by the Borrower, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Term Loans as set forth in Section 2.09(b).

(iii)          If after the date hereof the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof within five Business Days after such Asset Sale or Recovery Event, an amount equal to 100% of such Net Cash Proceeds shall be applied on such fifth Business Day toward the prepayment of the Term Loans as set forth in Section 2.09(b); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.09(b); provided, further, that if the property subject to such Asset Sale or Recovery Event constituted Collateral, then all property purchased with Reinvestment Prepayment Amount pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 6.13.

(iv)          No later than five Business Days after the date on which the financial statements with respect to each Fiscal Year (beginning with the Fiscal Year ended December 31, 2012) are required to be delivered pursuant to Section 6.01(a) (without giving effect to any grace period applicable thereto) an aggregate amount equal to (A) the ECF Percentage of Excess Cash Flow for such Fiscal Year minus (B) any voluntary prepayments of Term Loans pursuant to Section 2.10(a) during such Fiscal Year or after the end of such Fiscal Year and prior to the date of such prepayment (without duplication) shall be applied toward the prepayment of the Terms Loans as set forth in Section 2.09(b).

(c)           Notices, Etc.  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in such Borrowing and (unless the Borrower shall otherwise direct) shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and prepayments of Term Loans shall be applied in the manner specified in Section 2.09(b).

SECTION 2.11.         Fees.

(a)           Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at 0.50% per annum on the average daily unused amount of such Lender’s Revolving Credit Commitment during the period from and including the Effective Date to but excluding the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date.  Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender (and the Swingline Exposure of such Revolving Credit Lender shall be disregarded for such purpose).

(b)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Credit Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by the Issuing Lender, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

(e)           Defaulting Lender.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.11(a) and 2.11(b) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the LC Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20(b), the fees pursuant to Section 2.11(b) that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent any portion of such LC Exposure or the Swingline Exposure cannot be so reallocated, such fees pursuant to Section 2.11(b) will instead accrue for the benefit of and be payable to the Issuing Lender and the Swingline Lender as their interests appear (and the pro rata payment provisions of Section 2.17 will automatically be deemed adjusted to reflect the provisions of this Section).

SECTION 2.12.         Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowings.

(c)           Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in paragraphs (a) and (b) of this Section and (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)           Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14.            Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

(ii)           subject any Lender or Issuing Lender to any Tax (other than Non-Excluded Taxes or Other Taxes indemnified by Section 2.16 and any Excluded Taxes); or

(iii)          impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates from Lenders.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts, necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss (other than any loss of anticipated profits), cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss (other than any loss of anticipated profits), cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.            Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by any Requirement of Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes; provided that if any Loan Party or any other applicable withholding agent shall be required by any Requirement of Law to deduct or withhold any Taxes from or in respect of any such payment, then (i) the applicable Loan Party shall promptly notify the Administrative Agent of any such requirement; (ii) the applicable withholding agent shall make such deduction or withholding and timely pay to the relevant Governmental Authority any such Tax; and (iii) if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable by such Loan Party shall be increased to the extent necessary so that after all required deductions of Non-Excluded Taxes and Other Taxes have been made (including any deductions or withholdings of Non-Excluded Taxes or Other Taxes attributable to any amounts payable under this Section) the Administrative Agent or Lender (as applicable) receives a net payment equal to the payment it would have received had no such deduction or withholding been required or made.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Lender and Administrative Agent (each, a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes and Other Taxes payable by such Tax Indemnitee (including any Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section), and any reasonable expenses related thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, if the Borrower determines in its good faith judgment that a reasonable basis exists for contesting any Non-Excluded Tax or Other Tax, the Tax Indemnitee shall reasonably cooperate with the Borrower (at the Borrower’s expense) in pursuing a refund of such Non-Excluded Tax or Other Tax (and any refund received shall be payable to the Borrower to the extent provided in Section 2.16(f)); provided, further, that (1) no such cooperation shall be required to the extent the Tax Indemnitee determines in good faith that such cooperation or pursuing such refund would materially prejudice the legal or commercial position of such Tax Indemnitee and (2) no Tax Indemnitee shall be required to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.  A reasonably detailed certificate as to the amount of such liability and the reasons therefor delivered by the Tax Indemnitee, or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority, the Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Borrower (as the case may be).

(e)           Tax Forms.  Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.16(e)) obsolete, expired, invalid or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the generality of the foregoing:

(1)           Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)           Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)           two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit E (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D)          to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(e) if such beneficial owner were a Lender, as applicable (provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owners), or

(E)           two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)            Refunds.  If a Tax Indemnitee determines, in its good faith judgment, that it has received a refund (in cash or as an offset against other cash Tax liabilities) of any Non-Excluded Taxes or Other Taxes as to which it has received additional amounts or indemnification  payments under this Section 2.16, then it shall pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee in the event the Tax Indemnitee is required to repay such refund to the applicable Governmental Authority.  This subsection shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to, any Loan Party or any other Person.

(g)           General.  For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section, include any Swingline Lender and any Issuing Lender.

SECTION 2.17.            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except as otherwise expressly provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at an account maintained with the Administrative Agent as notified to the Borrower and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lender or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.06, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder and under any other Loan Document shall be made in Dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of commitment fees under Section 2.11 shall be made for account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.08 shall be applied to the Revolving Credit Commitments, pro rata according to the respective Revolving Credit Commitments of the Revolving Credit Lenders; (iii) each payment or prepayment of principal of Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the respective unpaid principal amounts of the Loans of such Class held by such Lenders; and (iv) each payment of interest on Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the amounts of interest on such Loans of such Class then due and payable to such Lenders.

(d)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans, as applicable, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans, as applicable, of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)           Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(a) and (b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (unless a Term Loan is being assigned to an existing Term Loan Lender or an Affiliate or Approved Fund thereof) and (if a Revolving Credit Commitment is being assigned) the Issuing Lender and the Swingline Lender to such assignee (which consent, in each case, shall not unreasonably be withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)           Lender.   For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.18, include an Issuing Lender and a Swingline Lender.

SECTION 2.19.         Increase in Commitments.

(a)           Borrower Request.  The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Credit Commitment Termination Date, one or more increases to the existing Revolving Credit Commitments  (each, an “Incremental Revolving Commitment”) and/or (y) prior to the Term Loan Maturity Date, the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment” and, together with the Incremental Revolving Commitment, the “Incremental Commitments”) by an amount not in excess of the aggregate sum of (A) $75,000,000 and (B) up to an additional $75,000,000, and not less than $25,000,000 individually, so long as, in the case of clause (B), after giving pro forma effect to the borrowings (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn) to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the assumption of Indebtedness in connection with the consummation of any Permitted Acquisition concurrently with such borrowings, the Borrower’s Consolidated Secured Leverage Ratio for the prior Reference Period shall not be greater than 2.5:1.0.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a Business Day not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each assignee permitted by Section 10.07(b) to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b)           Conditions.  The Incremental Commitments shall become effective as of such Increase Effective Date; provided that:

(i)            no Default or Event of Default shall have occurred and be continuing or would result from the borrowings (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn) to be made on the Increase Effective Date and the use of proceeds thereof;

(ii)           after giving pro forma effect to the borrowings (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn) to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the assumption of Indebtedness in connection with the consummation of any Permitted Acquisition concurrently with such borrowings, the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 for the prior Reference Period;

(iii)          The Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(iv)          the condition set forth in Section 5.02(a) shall be satisfied.

(c)           Terms of Incremental Term Loans and Incremental Commitments.  The terms and provisions of the Incremental Commitments and Loans made pursuant thereto shall be as follows:

(i)            the terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein, as agreed between the Borrower, the Lenders providing the Incremental Term Loans and the Administrative Agent;

(ii)           the Incremental Term Loans and Loans made pursuant to Incremental Revolving Loan Commitments (“Incremental Revolving Loans”) will rank pari passu in right of payment and security with the Loans;

(iii)          the terms and provisions of Revolving Loans made pursuant to Incremental Revolving Commitments shall be identical to the Revolving Loans;

(iv)          the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans on the Effective Date;

(v)           the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Term Loan Maturity Date; and

(vi)          the Applicable Rate for the Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Rate for any Incremental Term Loans is greater than the Applicable Rate for the Terms Loans by more than 0.50%, then the Applicable Rate for the Term Loans shall be increased to the extent necessary so that the Applicable Rate for the Term Loans is equal to the Applicable Rate (at each point in the table set forth in the definition of “Applicable Rate,” to the extent applicable) for the Incremental Term Loans minus 0.50%; provided, further, that in determining the Applicable Rate applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) that if the LIBO Rate in respect of the Incremental Term Loans includes a LIBOR floor, such amount shall be equated to interest margin for purposes of determining any increase to the Applicable Rate in respect of the Term Loans by an amount equal to the amount by which such LIBOR floor exceeds the 1 month LIBO Rate on the date of the borrowing of the Incremental Term Loans and (z) customary arrangement or commitment fees payable to the Arranger (or its Affiliates) in connection with the Term Loans or to one or more arrangers (or their Affiliates) of the Incremental Term Loans shall be excluded.

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments and Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.

(d)           Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Credit Commitments, then each Revolving Credit Lender that is acquiring a new or additional Revolving Credit Commitment on the Increase Effective Date shall make a Revolving Credit Loan, the proceeds of which will be used to prepay the Revolving Credit Loans of the other Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Increase Effective Date.  If there is a new borrowing of Revolving Credit Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(b).

(e)           Making of New Term Loans.  On any Increase Effective Date on which Incremental Term Commitments are effective, subject to the satisfaction of the terms and conditions in paragraph (c) of this Section, each Lender of such Incremental Term Commitments shall make a Term Loan to the Borrower in an amount equal to its Incremental Term Commitment.

(f)            Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

SECTION 2.20.         Defaulting Lenders.

(a)           If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Lender and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.20(b) by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Lender and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b)           If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i)            the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective

Commitments;  provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure, Swingline Exposure and LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)           to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than five Business Days after demand by the Administrative Agent (at the direction of the Issuing Lender and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the Issuing Lender and the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to Section 2.20(b)(iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)          any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.20(c)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to any amounts owed by the Defaulting Lender to the Borrower hereunder, seventh to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and eighth after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)           If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20(b)(iii)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the LC Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such LC Exposure and Swingline Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

(d)           The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender.

SECTION 2.21.         Extension Offers.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “Facility”; any Extended Term Loans shall constitute a separate Term Loan Facility (an “Extended Term Loan Facility”) from the portion of the applicable Term Loan Facility not being extended, and any Extended Revolving Credit Commitments shall constitute a separate Revolving Credit Facility (an “Extended Revolving Credit Facility”) from the portion of the Revolving Credit Facility not being extended), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Sections 2.04(d) and 2.05(l) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Sections 2.04(d) and 2.05(l), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any Revolving Credit Facility on a better than a pro rata basis as compared to any other Revolving Credit Facility with a later maturity date than such Revolving Credit Facility and (4) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to existing Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any Initial Revolving Credit Commitments) which have more than three different maturity dates (unless otherwise agreed by the Administrative Agent), (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the

Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Term Loan Facility subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the Term Loan Facility with the latest maturity date, (v) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Facilities be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)           No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuer and Swing Line Lender.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Facilities or sub-Facilities in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Facilities or sub-Facilities, in each case on terms consistent with this Section.  In addition, if so provided in such amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the maturity date in respect of the Revolving Credit Facility not being extended shall be re-allocated from Lenders holding Revolving Credit Commitments not being extended to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Facility with the latest maturity date so that such maturity date is extended to such later maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE III

GUARANTEE

SECTION 3.01.         Guarantee.  Each Guarantor hereby jointly and severally guarantees on a senior secured basis to each Lender (and each Affiliate of a Lender which holds any of the Obligations of the Borrower or any other Loan Party) and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Borrower strictly in accordance with the terms thereof (such Obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02.         Obligations Unconditional.  The obligations of the Guarantors under Section 3.01 are absolute and unconditional guarantees of payment, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)          any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03.         Reinstatement.  The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04.         Subrogation.  Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05.         Remedies.  Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.01.

SECTION 3.06.         Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07.         Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08.         Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock or other equity interest of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

SECTION 3.09.         General Limitation on Guaranteed Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 4.01.         Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02.         Authorization; Enforceability.  The Transactions are within the Borrower’s and each other Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03.         Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any Requirement of Law, (c) will not violate any of the Loan Parties’ organizational documents, (d) will not violate or result in a default under any Contractual Obligation upon the Borrower and its Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04.         Financial Condition; No Material Adverse Change; No Default.

(a)           Financial Condition.  The Borrower has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the Fiscal Years ended December 31, 2008, December 31, 2009 and December 31, 2010, in each case reported on by KPMG LLP, (ii) its unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the nine months and fiscal quarter ended September 30, 2011 certified by its chief financial officer, (iii) the Acquired Business’s audited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the Fiscal Years ended December 31, 2008, December 31, 2009 and December 31, 2010, in each case reported on by McGladrey & Pullen, LLP, (iv) the Acquired Business’s unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the nine months and fiscal quarter ended September 30, 2011 certified by its chief financial officer (the financial information described in clauses (i), (ii), (iii) and (iv) above, the “Historical Financial Statements”), and (v) the unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2011 and September 30, 2011 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of Borrower and its Subsidiaries for the Fiscal Year ended on December 31, 2011 and for the four fiscal quarters ended September

30, 2011 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”).  The Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absense of footnotes in the case of financial statements referred to in clause (ii) above.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the Effective Date, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at the dates set forth in such Pro Forma Financial Statements (as if the Transactions had been consummated on such date in the case of the Pro Forma Balance Sheet and at the beginning of the relevant period in the case of the other Pro Forma Financial Statements the dates set forth in such Pro Forma Financial Statements) and their estimated results of operations as if the Transactions had been consummated on the dates set forth in such Pro Forma Financial Statements.  There are no liabilities of the Borrower or any of its Subsidiaries, fixed or contingent, which are material in relation to the consolidated financial condition of the Borrower that are not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the respective dates of such financial statements.

(b)           No Material Adverse Change.  Since December 31, 2010, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05.         Properties.

(a)           Property Generally.  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Permitted Liens.  The Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except those Liens permitted by Section 7.02.

(b)           Leases.  Each of the Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect except for such noncompliance or ineffectiveness which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           Real Property.  Schedules 7(a) and 7(b) to the Perfection Certificate dated the Effective Date contain a true and complete list of each interest in Real Property owned by the Borrower and any Subsidiary as of the Effective Date and describes the type of interest therein held by the Borrower or Subsidiary and whether such owned Real Property is leased and if leased whether the underlying lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein.

(d)           Flood Zone.  No Mortgage encumbers Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.06.

(e)           Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06.         Litigation and Environmental Matters.

(a)           Actions, Suits and Proceedings.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or that involve this Agreement or the Transactions (other than the Disclosed Matters).

(b)           Environmental Matters.  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts that could reasonably be expected to result in any Environmental Liability.

(c)           Disclosed Matters.  Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 4.07.         Compliance with Laws and Contractual Obligations.  Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property or all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default or Event of Default shall have occurred and be continuing.

SECTION 4.08.         Investment Company Act Status.  Neither the Borrower nor its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09.         Taxes.  The Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon it or otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, pending or proposed Tax audit, assessment, deficiency or other claim against Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.10.         ERISA.  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) each Plan has complied with the applicable provisions of ERISA and the Code.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11.         Disclosure.  The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the written reports, financial statements, certificates or other written information (other than projections and other forward looking information) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof and (ii) with respect to information pertaining to the Acquired Business, the Borrower makes the representations in this Section as of the Effective Date to the extent of its knowledge.

SECTION 4.12.         Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulation U.

SECTION 4.13.         Labor Matters.  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no collective bargaining agreement or other labor contract will expire during the term of this Agreement, (b) to the Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Borrower or any of its Subsidiaries, (c) there is no pending or, to the Borrower’s knowledge, threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other labor dispute against or affecting the Borrower or any of its Subsidiaries or their respective employees and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, by or on behalf of, or with, its employees.

SECTION 4.14.         Indebtedness.  Schedule 7.01 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries, in each case, outstanding as of the Effective Date, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 7.01.

SECTION 4.15.         Liens.  Schedule 7.02 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding as of the Effective Date and covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 7.02.

SECTION 4.16.         Subsidiaries.  Schedule 4.16 is a complete and correct list of all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding ownership interests in such Subsidiary and (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 4.16, (i) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.16, (ii) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding Equity Rights with respect to such Person.

SECTION 4.17.         Solvency.  The Borrower is and, after giving effect to the making of each Loan and the use of proceeds thereof, will be Solvent.

SECTION 4.18.         [Reserved].

SECTION 4.19.         Anti-Terrorism Laws.

(a)           Anti-Terrorism Laws.  Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, none of its Affiliates and none of the respective officers, directors, brokers or agents of the Borrower, such Subsidiary or Affiliate has violated or is in violation of Anti-Terrorism Laws.

(b)           Embargoed Persons.  Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.  Neither Borrower nor any of its Subsidiaries engages in any dealings or transactions with an Embargoed Person.

(c)           Use of Proceeds.  Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, none of its Affiliates and none of the respective officers, directors, brokers or agents of the Borrower, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 4.20.         Security Documents.

(a)           Security Agreement.  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be granted or cannot be perfected by filing financing statements under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)           PTO Filing; Copyright Office Filing.  When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c)           Valid Liens.  Each Security Document delivered pursuant to Section 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than Collateral in which a security interest cannot be granted or cannot be perfected by filing financing statements under the UCC), in each case subject to no Liens other than Permitted Liens.

(d)           Insurance.   All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and the use, occupancy and operation of the Real Property comply with all insurance requirements, and there exists no default under any insurance requirement, in each case, where the failure to comply with the foregoing could reasonably be expected to result in a Material Adverse Effect.  Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

ARTICLE V

CONDITIONS

SECTION 5.01.         Conditions of Initial Credit Extensions.  The obligations of the Lenders to make the initial Loans and of the Issuing Lender to issue or continue its initial Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent and the Collateral Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance (or such condition shall have been waived in accordance with Section 10.05):

(a)           Executed Counterparts.  From each party hereto, a counterpart of this Agreement, each other Loan Document and the Perfection Certificate signed on behalf of such party.

(b)           Opinion of Counsel to the Loan Parties.  A written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Loan Parties, substantially in the form of Exhibit E and Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for the Loan Parties, satisfactory to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

(c)           Officer’s Certificate; Specified Representations.  A certificate, dated the Effective Date and signed by a senior executive officer of the Borrower, confirming that the Specified Representations are true and correct on and as of the Effective Date and that, since December 31, 2010, no Acquired Business Material Adverse Effect shall have occurred.

(d)           Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)           Solvency Certificate.  A Solvency Certificate, dated the Effective Date, signed by the chief financial officer of the Borrower.

(f)            Security Agreement.  The Security Agreement, duly executed and delivered by the Borrower and the Administrative Agent, together with (i) certificates, if any, representing the Pledged Equity (as defined in the Security Agreement) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt (as defined in the Security Agreement) indorsed in blank, and (ii) each document (including, without limitation, any UCC financing statement and filings with the United States Patent and Trademark Office or United States Copyright Office) required by the Security Documents or under law or reasonably requested by the Administrative Agent or Collateral Agent to be delivered to the Administrative Agent or filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the property of the Loan Parties subject to the security interests under the Security Agreement, subject to no other Liens (other than Liens expressly permitted by Section 7.02), which shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

(g)           HDI Acquisition.  Evidence of the consummation of the HDI Acquisition substantially concurrently with the initial funding of the Loans on the Effective Date in compliance with applicable law and in accordance with the Agreement and Plan of Merger. The Agreement and Plan of Merger shall not have been amended or modified or any condition therein waived, in each case in any respect that is materially adverse to the Lenders, without the prior written consent of the Arrangers (such consent not to be unreasonably withheld or delayed); provided that any increase or decrease in the purchase price shall require the prior written consent of the Arrangers.  Immediately following the consummation of the HDI Acquisition, neither the Borrower nor any of its Subsidiaries shall have any indebtedness for borrowed money or preferred equity other than as set forth on Schedule 7.01.

(h)           Insurance.  A copy of, or a certificate as to coverage under, the insurance policies required by Section 6.06 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.

(i)            Financial Statements.  The Pro Forma Financial Statements and the Historical Financial Statements.

(j)            Patriot Act.  All documentation and information as is reasonably requested in writing at least 3 days prior to the Effective Date by the Administrative Agent about the Loan Parties to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(k)           Borrowing Request.  A Borrowing Request or Letter of Credit Request, as applicable, relating to the initial credit extensions hereunder.

(l)            Fees and Expenses.  Payment in full in cash of all fees and expenses required to be paid hereunder and the Fee Letter and invoiced two days prior to the Effective Date.

Notwithstanding anything herein to the contrary, it is understood that to the extent any Collateral is not provided on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of a Lien on such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Effective Date but shall be required to be delivered after the Effective Date; provided that (a) with respect to perfection of security interests in UCC Filing Collateral, the Borrower shall have delivered all applicable UCC financing statements to the Administrative Agent or shall have authorized (or shall have caused the applicable Guarantor to authorize) the Administrative Agent to file all applicable UCC financing statements and (b) the Borrower shall have delivered all Stock Certificates to the Administrative Agent.  For purposes of this paragraph, “UCC Filing Collateral” means collateral for which a security interest can be perfected by filing a UCC financing statement.  “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Restricted Subsidiaries for which (x) a security interest can be perfected by delivering such stock certificates and (y) a security interest is required to be perfected pursuant to the Security Agreement.

SECTION 5.02.         Each Credit Event.  The obligation of each Lender to make any Loan (other than the Loans made on the Effective Date), and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit (other than the Letters of Credit issued on the Effective Date and excluding the continuation or conversion of any Borrowing), are additionally subject to the satisfaction of the following conditions:

(a)           the representations and warranties of the Borrower set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date); and

(b)           at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of the immediately preceding sentence.

In addition to the other conditions precedent herein set forth, if any Revolving Credit Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Lender will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Lender or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the

Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuer or the Swingline Lender in its sole discretion, in each case, in accordance with Section 2.20.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.         Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each Fiscal Year of the Borrower, the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of the first three fiscal quarters of the Borrower, the consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11 and, in the case of audited financial statements, setting forth reasonably detailed calculations demonstrating compliance with Section 2.10(b)(iv) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements of the Borrower referred to in Section 4.04(a) or delivered pursuant to Section 6.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly upon receipt thereof, copies of all other reports submitted to the Borrower by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Borrower made by such accountants;

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 6.02.         Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries, other than disputes in the ordinary course of business or, whether or not in the ordinary of business, disputes involving amounts exceeding $10,000,000;

(c)           the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03.         Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04.         Payment of Taxes and Other Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 6.05.         Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 6.06.         Maintenance of Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, which shall be endorsed or (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.  If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area  with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.07.         Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

SECTION 6.08.         Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the expense of the Borrower and at such reasonable times; provided that the Administrative Agent and each Lender shall be limited to one such visit or inspection each during any Fiscal Year, except that such limitation shall not apply at any time a Default has occurred and is continuing.

SECTION 6.09.         Lender Meetings.  The Borrower will, within 5 days after the financial information described in Section 6.01(a) are required to be delivered the Borrower, at the request of the Administrative Agent or Required Lenders, hold a meeting by conference call (the costs of such call to be paid by the Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous Fiscal Year.

SECTION 6.10.         [Reserved].

SECTION 6.11.         Compliance with Laws and Contractual Obligations.  The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including any Environmental Laws) applicable to it or its property, and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.12.         Use of Proceeds and Letters of Credit.  The proceeds of the Term Loans to be made on the Effective Date will be used to finance the HDI Acquisition, the repayment of all the existing third party Indebtedness for borrowed money of HDI and its Subsidiaries as of the Effective Date (other than Indebtedness hereunder and the Indebtedness listed on Schedule 7.01) and to pay related fees and expenses.  The proceeds of the Revolving Credit Loans, and the Letters of Credit issued hereunder, will be used for general corporate purposes of the Borrower and its Subsidiaries including acquisitions permitted hereunder.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 6.13.         Additional Guarantors; Further Assurances.

(a)           Guarantors.  The Borrower will take such action, and will cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries) to take such action, from time to time as shall be necessary to ensure that such Domestic Subsidiaries of the Borrower are “Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Domestic Subsidiary (other than an Immaterial Subsidiary) that shall constitute a Subsidiary hereunder or any Domestic Subsidiary shall cease to be an Immaterial Subsidiary, the Borrower and its Subsidiaries will cause such Subsidiary to:

(i)            become a “Guarantor” hereunder, and a “Securing Party” under the Security Agreement pursuant to a Subsidiary Joinder Agreement;

(ii)           cause such Domestic Subsidiary to take such action (including delivering such shares of stock, executing and delivering such UCC financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder to the extent required pursuant to the Security Agreement; and

(iii)          deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Effective Date as the Administrative Agent shall reasonably request.

In addition, promptly but in no event later than 30 days following the formation or acquisition of a Foreign Subsidiary (which period may be extended by the Administrative Agent in its sole discretion), the Borrower will take such action, and will cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries) to take such action, from time to time as shall be necessary to ensure that 65% of the equity interests of each Foreign Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary (a “First-Tier Foreign Subsidiary”) shall be pledged in favor of the Administrative Agent (or a sub-agent thereof) for the benefit of the Lenders, pursuant to the Security Agreement or such other pledge or similar agreement as the Administrative Agent shall reasonably request (and in that connection Borrower will, and will cause such Domestic Subsidiary to, comply with the other requirements of this Section).

(b)           Further Assurances.  The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to take such action from time to time as shall reasonably be requested by the Administrative Agent or Collateral Agent to effectuate the purposes and objectives of this Agreement and to confirm the validity, perfection and priority of the Lien of the Security Documents.  Without limiting the foregoing, but subject to the 65% limitation in the last paragraph of Section 6.13(a), in the event that any additional Capital Stock shall be issued by any Domestic Subsidiary or First Tier Foreign Subsidiary (other than an Immaterial Subsidiary), the Loan Parties agree forthwith to deliver to the Collateral Agent pursuant to the Security Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent or Collateral Agent shall request to perfect the security interest created therein pursuant to the Security Agreement.

(c)           Mortgages.  Promptly grant to the Collateral Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $5,000,000.  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Collateral Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any Mortgage against such after-acquired Real Property (including a title policy, a survey, flood determination and local counsel opinion and such other documents as are reasonably required by the Administrative Agent or the Collateral Agent (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 7.01.         Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of the Loan Parties created hereunder and under the other Loan Documents;

(b)           Indebtedness of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 7.01 and refinancings, replacements or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed, replaced or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed, replaced or refinanced;

(c)           (i) Indebtedness of any Loan Party owing to any other Loan Party and (ii) Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any Subsidiary; provided that the aggregate principal amount of Indebtedness owing to the Loan Parties under clause (ii) above, together with (x) the aggregate amount of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under Section 7.06(c)(ii) and (y) the aggregate principal amount of Permitted Acquisition Consideration paid for Permitted Acquisitions of or in any Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Guarantor under Section 7.06(g), shall not exceed $25,000,000 at any time outstanding;

(d)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof in an amount not to exceed $50,000,000, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement;

(e)           Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the sum of (x) the aggregate principal amount of Indebtedness permitted by this clause (e) plus (y) the aggregate sales price in respect of Sale/Leaseback Transactions incurred under Section 7.12 shall not exceed $15,000,000 at any time outstanding;

(f)            other Indebtedness not described in the foregoing clauses (a) through (e) and clauses (g) and (h) in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(g)           Indebtedness under Swap Agreements with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; and

(h)           other Indebtedness not described in the foregoing clauses (a) through (g); provided that both (x) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (y) after giving effect to the incurrence of such Indebtedness the Borrower shall be in compliance with a Consolidated Leverage Ratio that is 0.25 less than the Consolidated Leverage Ratio for the relevant period set forth in Section 7.11(a) and (z) the maturity of such Indebtedness at the time of incurrence shall not be earlier then 91 days following the latest maturity date of the Term Loans and the weighted average life to maturity of such Indebtedness at the time of incurrence shall not be shorter than that of the latest maturity date of the Term Loans.

SECTION 7.02.         Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to the Loan Documents;

(b)           Permitted Liens;

(c)           any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.02 (excluding, however, following the making of the initial Loans hereunder as of the Effective Date, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on Schedule 7.02); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the date hereof;

(d)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 7.01(e), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof; and

(f)            Liens securing Indebtedness or other obligations in an aggregate amount not exceeding $25,000,000 at any time outstanding.

SECTION 7.03.         Mergers, Consolidations, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a)           any Subsidiary may be merged or consolidated with or into the Borrower so long as (i) the Borrower is the surviving entity or (ii) if the Borrower is not the surviving entity, such surviving entity (x) is a wholly owned Domestic Subsidiary that is a direct or indirect parent of each other Subsidiary of the Borrower, (y) enters into an assumption agreement with respect to the Obligations of the Borrower reasonably satisfactory to the Administrative Agent and (z) if requested by the Administrative Agent, provides such evidence of power and authority and validity of such assumed Obligations as the Administrative Agent may reasonably request, provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with Section 6.13;

(b)           any Subsidiary may be merged or consolidated with or into any other Subsidiary, so long as if any Subsidiary party to such transaction is a Loan Party, the surviving entity thereof is or becomes a Loan Party at the time of consummation of such merger or consolidation, provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with Section 6.13;

(c)           liquidations or dissolutions of Subsidiaries that are not Loan Parties; and

(d)           mergers or consolidations permitted by Section 7.06(c), (f), (g) and (h).

SECTION 7.04.         Dispositions.  The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests), except:

(a)           obsolete or worn-out property, tools or equipment no longer used or useful in its business;

(b)           any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

(c)           any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property to the Borrower or any wholly owned Subsidiary of the Borrower that is a Guarantor;

(d)           the Capital Stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary of the Borrower that is a Guarantor;

(e)           Dispositions of property by the Borrower or any Subsidiary the aggregate fair market value of which in any Fiscal Year does not exceed 10% of the consolidated assets of the Borrower and its Subsidiaries as of the end of the immediately preceding Fiscal Year of the Borrower; provided that, at the time of any such Disposition pursuant to this clause (e) and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(f)            Investments permitted by Section 7.06(c) and (h).

SECTION 7.05.         Lines of Business.  The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

SECTION 7.06.         Investments and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business, except:

(a)           Cash Equivalents;

(b)           Investments (other than Investments permitted under clauses (a) and (d) of this Section) existing on the date hereof and set forth on Schedule 7.06;

(c)           (i) Investments by any Loan Party in any other Loan Party; and (ii) Investments by the Borrower or any Subsidiary in any Subsidiary that is not a Loan Party; provided that that the aggregate amount of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under clause (ii) above, together with (x) the aggregate principal amount of Indebtedness owing to the Loan Parties incurred under Section 7.01(c)(ii) and (y) the aggregate principal amount of Permitted Acquisition Consideration paid for Permitted Acquisitions of or in any Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Guarantor under Section 7.06(g), shall not exceed $25,000,000 at any time outstanding;

(d)           Indebtedness permitted by Section 7.01 (other than Indebtedness permitted by Section 7.01(c)(ii));

(e)           purchases of inventory and other property to be sold or used in the ordinary course of business;

(f)            the HDI Acquisition;

(g)           Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisition Consideration of such Permitted Acquisitions made or provided by the Borrowers or any Subsidiary to any Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Guarantor, together with (x) the aggregate principal amount of Indebtedness owing to the Loan Parties incurred under Section 7.01(c)(ii) and (y) the aggregate amount of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under Section 7.06(c)(ii), shall not exceed $25,000,000; and

(h)           other Investments in an aggregate amount (valued at cost) since the Effective Date not exceeding $15,000,000 plus, so long as immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing, the Available Amount.

SECTION 7.07.         Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)           the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(b)           the Borrower may make Restricted Payments after the Effective Date in an aggregate amount not exceeding $30,000,000 in any Fiscal Year plus, so long as immediately after giving effect to any such Restricted Payment the Total Leverage Incurrence Test (calculated on a Pro Forma Basis) would have been satisfied, the Available Amount; provided that, at the time of any Restricted Payment pursuant to this clause (b) and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(c)           the Borrower may repurchase restricted stock from its employees at the lower of cost or market pursuant to an arrangement approved by the board of directors of the Borrower (each, a “Stock Repurchase”); provided that (i) at the time of any such Stock Repurchase and immediately after giving effect thereto, no Default shall have occurred and be continuing and (ii) the Borrower shall be compliant on a Pro Forma Basis with each of the covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 6.01(a) and (b) after giving effect to any such Stock Repurchase;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Capital Stock of such Subsidiary owned by such minority shareholder) and (y) repurchases of Capital Stock deemed to occur as a result of the surrender of such Capital Stock for cancellation in connection with the exercise of stock options or warrants.

SECTION 7.08.         Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(b)           transactions between or among the Borrower and one or more of its wholly-owned Subsidiaries not involving any other Affiliate;

(c)           any Investment permitted by Section 7.06;

(d)           transactions contemplated by the ancillary agreements to the Agreement and Plan of Merger;

(e)           any Restricted Payment permitted by Section 7.07; and

(f)            any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity.

SECTION 7.09.         Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien securing the Obligations upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; except:

(i)      restrictions and conditions imposed by law or by the Loan Documents;

(ii)     restrictions and conditions existing on the Effective Date set forth on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii)    customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or its assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or such assets to be sold and such sale is permitted hereunder;

(iv)    with respect to clause (a) above, (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or relating to any other Indebtedness permitted by this Agreement if such restrictions or conditions apply to Liens other than the Liens created pursuant to the Loan Documents and (y) customary provisions in leases and other contracts restricting the assignment thereof; and

(v)     with respect to clause (a) above, provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any liens on any premises leased by the Borrower or any of its Subsidiaries.

SECTION 7.10.         Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into with any of the Lenders or an Affiliate of any Lender or in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 7.11.         Financial Covenants.

(a)           Maximum Consolidated Leverage Ratio.  Beginning with the fiscal quarter ending on March 31, 2012, the Borrower will not permit the Consolidated Leverage Ratio, as of the last day of any Reference Period ending during any period (inclusive of the beginning and ending dates of each such period) in the table below, to exceed the ratio set forth opposite such period in the table below:

Reference Period			Consolidated Leverage Ratio
Effective Date	-	December 31, 2013	4.00 to 1.0
January 1, 2014	-	December 31, 2014	3.75 to 1.0
January 1, 2015 and thereafter			3.50 to 1.0

(b)           Minimum Interest Coverage Ratio.  Beginning with the fiscal quarter ending on March 31, 2012, the Borrower will not permit the Consolidated Interest Coverage Ratio, as of the last day of any Reference Period, to be less than 3.00 to 1.00.

SECTION 7.12.         Sale-Leasebacks.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (a “Sale/Leaseback Transaction”), except for Sale/Leaseback Transactions by the Borrower and its Subsidiaries with an aggregate sales price not exceeding, taken together with sum of the aggregate principal amount of Indebtedness permitted under clause (e) of Section 7.01, $15,000,000.

SECTION 7.13.         Modifications of Organizational Documents and Certain Other Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries that could reasonably be expected to be materially adverse to the interests of the Lenders.

SECTION 7.14.         Prepayments, Etc. of Certain Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly (a) prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) on Junior Indebtedness, (except for payments in an aggregate amount not exceeding $30,000,000 plus, so long as immediately prior to and after giving effect to any such payment the Total Leverage Incurrence Test (calculated on a Pro Forma Basis) would have been satisfied, the Available Amount; provided that, at the time of such payment pursuant to this clause (a) and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, or (b) make any payment in violation of any subordination terms of, any Junior Indebtedness for borrowed money (other than any intercompany Indebtedness and the Loans).

SECTION 7.15.         Fiscal Year.  The Borrower will not change its Fiscal Year-end to a date other than December 31.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.         Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate furnished pursuant to or in connection with this Agreement or any other Loan Document or any such amendment, modification or waiver, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of the Borrower) or 6.10 or in Article VII or any of its respective obligations contained in Section 4.01 or 4.02 of the Security Agreement;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (given at the request of any Lender);

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any default occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured

Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more final judgments or court orders for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower or any Subsidiary or any combination thereof and such final judgments or court orders shall not be covered by insurance and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur; or

(n)           the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the property intended to be covered thereby in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with the express terms thereof, any of the Loan Documents shall for any reason cease to be in full force and effect or to be valid and binding on any of the Loan Parties party thereto, or the validity or enforceability thereof shall be contested by any Loan Party;

then, and in every such event (other than any event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01.         Appointment and Authority.  Each Lender Party hereby irrevocably appoints Citi to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and Citi hereby accepts such appointment as Administrative Agent and Collateral Agent.  Each Lender Party hereby authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02.         Administrative Agent and Collateral Agent Individually.

(a)           The Person serving as the Administrative Agent or the Collateral Agent shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lender Parties.

(b)           Each Lender Party understands that the Person serving as the Administrative Agent and the Collateral Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as the “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group.  None of the Administrative Agent, the Collateral Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent and Collateral Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent and the Collateral Agent to the Lender Parties.

(c)           Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents).  Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent and Collateral Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent, Collateral Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 9.03.         Duties of the Administrative Agent and Collateral Agent; Exculpatory Provisions.

(a)           The Administrative Agent’s and Collateral Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in their opinion or the opinion of their counsel, may expose the Administrative Agent and Collateral Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)           The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.05 or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to the Administrative Agent and the Collateral Agent describing such Default and such event or events.

(c)           Neither the Administrative Agent, Collateral Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent .

(d)           Nothing in this Agreement or any other Loan Document shall require the Administrative Agent, the Collateral Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent and the Collateral Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent, the Collateral Agent or any of its Related Parties.

SECTION 9.04.         Reliance by Administrative Agent and Collateral Agent.  The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent and the Collateral Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.  The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05.         Delegation of Duties.  The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and the Collateral Agent.  The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and the Collateral Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX and Section 10.06 (as though such sub-agents were the “Administrative Agent” and the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.06.         Resignation of Administrative Agent and Collateral Agent.

(a)           The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lender Parties and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or the Collateral Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (in consultation with the Borrower), on behalf of the Lender Parties, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent or Collateral Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent or Collateral Agent, the retiring Administrative Agent or Collateral Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent or Collateral Agent and the effective date of such retiring Administrative Agent’s or Collateral Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent or Collateral Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent and the Collateral Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent or Collateral Agent of the retiring (or retired) Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations as Administrative Agent or Collateral Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.06 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent and Collateral Agent.

(b)           Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

(c)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Lender and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Lender or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by the Issuing Lender will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Lender; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

(d)           Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Required Lenders (determined after giving effect to Section 10.05) may by notice to the Borrower and such Person remove such Person as Administrative Agent andappoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date five Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

SECTION 9.07.         Non-Reliance on Administrative Agent and Collateral Agent and Other Lender Parties.

(a)           Each Lender Party confirms to the Administrative Agent and Collateral Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent and the Collateral Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)           Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative

Agent, the Collateral Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii)           the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)          determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)          the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

(c)           No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Persons acting as Arrangers, syndication agent or document agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent and the Collateral Agent or as a Lender Party hereunder.

SECTION 9.08.         Withholding Taxes.  To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08.  The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 9.08, include any Swingline Lender and any Issuing Lender.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.       Notices.

(a)           All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)            if to the Borrower or any other Loan Party,

HMS Holdings Corp.
401 Park Avenue South
New York, NY 10016
Attention of:
Telecopier No.:
E-Mail Address:

(ii)           if to the Administrative Agent

Citibank, N.A.
390 Greenwich St.

New York, NY 10013

Attention of:

Telecopier No.:

E-Mail Address:

(iii)          if to the Issuing Lender,

Citibank, N.A.
390 Greenwich St.

New York, NY 10013
Attention of:
Telecopier No.:
E-Mail Address:

(iv)          if to the Swingline Lender

Citibank, N.A.
390 Greenwich St.

New York, NY 10013
Attention of:
Telecopier No.:
E-Mail Address:

(v)           if to any other Lender Party, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)           All notices, demands, requests, consents and other communications described in clause (a)  shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, upon delivery, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article IX shall not be effective until received by the Administrative Agent.

(c)           Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

SECTION 10.02.       Posting of Approved Electronic Communications.

(a)           Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM OTHER THAN FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)           Each Lender Party and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 10.03.       [Reserved].

SECTION 10.04.       Treatment of Information.

(a)           Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”).  Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

(b)           Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.15) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.”  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 10.04 shall modify or limit a Lender Party’s obligations under Section 10.15 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information or require the Borrower to mark any Communication as “PUBLIC”.

(c)           Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)           Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  None of the Administrative

Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e)           The provisions of the foregoing clauses of this Article X are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 10.05.       Waivers; Amendments.

(a)           No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement, any provision hereof nor any Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders (or, in the case of any such waiver, amendment or modification relating only to Letters of Credit or Swingline Loans, the Required Revolving Credit Lenders) or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders (or the Required Revolving Credit Lenders, as applicable); provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of each Lender adversely affected thereby;

(ii)           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable or other amounts hereunder, without the written consent of each Lender adversely affected thereby;

(iii)          postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable or other amounts hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby;

(iv)          change any of provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender adversely affected thereby;

(v)           release all or substantially all of the Guarantors from their guarantee obligations under Article III or all or substantially all of the collateral, in each case without the written consent of each Lender (except as provided in the last paragraph of this Section); or

(vi)          change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender.

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be.

Except as otherwise provided in this Section with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property (and to release any Guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

(c)           Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.05(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.18 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(d)           Defaulting Lenders.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 10.06.       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Arrangers, the Administrative Agent and Collateral Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket and invoiced expenses incurred by the Arrangers, the Administrative Agent, the Issuing Lender or the Lender, including the fees, charges and disbursements of one counsel for the Administrative Agent, the Issuing Lender or the Lender, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialized counsel for each such specialized area of law in each appropriate jurisdiction) (and, in the case of a conflict of interest (as determined in the sole discretion of each affected Indemnitee) where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and invoiced out-of-pocket expenses, including the fees, charges and disbursements of any one counsel for the Indemnitees, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) (and, in the case of a conflict of interest (as determined in the sole discretion of each affected Indemnitee) where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee, (ii) resulted from a material breach of any Loan Documents by, such indemnified person, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) result from any dispute solely among the indemnified persons and not arising out of any act or omission of the Borrower, or any of its Affiliates (except when and to the extent one of the parties to such action was acting in its capacity as Administrative Agent, Collateral Agent or Arranger).

(c)           Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

(d)           Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.07.       Successors and Assigns.Assignments Generally.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.

(i)            Assignments Generally.  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower (except with respect to assignments made as part of pre-closing syndication); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 8.01(a), 8.01(b), 8.01(h), 8.01(i) or 8.01(j) has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment, unless it shall object thereto by written reply to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to an existing Term Loan Lender or an Affiliate or Approved Fund thereof; and

(C)           in the case of assignments of the Revolving Credit Commitment and Revolving Credit Loans, the Issuing Lender and the Swingline Lender.

(ii)           Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of an assignment of a Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), 8.01(b), 8.01(h), 8.01(i) or 8.01(j) has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived in the sole discretion of the Administrative Agent);

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(iii)          Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.06).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          Maintenance of Register.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Participations.

(i)            Participations Generally.  Any Lender may at any time, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 10.11 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)           Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.08.       Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16, 3.03 and 10.06 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.09.       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.10.       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.11.       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.12.       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Submission to Jurisdiction.  Each Party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the State and Federal courts located in The Borough of Manhattan, The City of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.13.       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.14.       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.15.       Confidentiality.  Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below) and shall not publish, disclose or otherwise divulge such Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Lender Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, regulation, or other compulsory legal process or order, to inform the Borrower promptly thereof prior to disclosure), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Lender Party or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective Lenders or Participants (or their respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower or any of its Subsidiaries and its obligations or to this Agreement or payments hereunder; provided that the disclosure of any such information to any potential or prospective Lenders, Participants or prospective Participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, Participant or prospective Participant or assignees or any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries that such information is being disseminated on a confidential basis, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or (iii) to the extent that such information is independently developed by a Lender Party, or (i) for purposes of establishing a “due diligence” defense.  For purposes of this Section, “Information” means all information received from a Loan Party or any of its respective Subsidiaries relating to a Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.16.       USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with said Act.

SECTION 10.17.       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other

Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.18.       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayment and the effects thereof, and (c) amortize, prorate, allocate and spread equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HMS HOLDINGS CORP.

By:	/s/ Walter D. Hosp
	Name:	Walter D. Hosp
	Title:	Chief Financial Officer

U.S. Federal Tax Identification No.: 11-3656261

GUARANTORS

INTEGRIGUARD, LLC

By:	/s/ Michele Carpenter
	Name:	Michele Carpenter
	Title:	Vice President

ALLIED MANAGEMENT GROUP – SPECIAL INVESTIGATIONS UNIT, INC.

By:	/s/ Joseph Donabauer
	Name:	Joseph Donabauer
	Title:	Vice President Finance

HMS BUSINESS SERVICES, INC.

By:	/s/ Walter D. Hosp
	Name:	Walter D. Hosp
	Title:	Chief Financial Officer, Secretary and Treasurer

HEALTH MANAGEMENT SYSTEMS, INC.

By:	/s/ Walter D. Hosp
	Name:	Walter D. Hosp
	Title:	Chief Financial Officer, Secretary and Treasurer

PERMEDION, INC.

By:	/s/ Walter D. Hosp
	Name:	Walter D. Hosp
	Title:	Chief Financial Officer, Secretary and Treasurer

HDI HOLDINGS, INC.

By:	/s/ Maria Perrin
	Name:	Maria Perrin
	Title:	President

HEALTHDATAINSIGHTS, INC.

By:	/s/ Maria Perrin
	Name:	Maria Perrin
	Title:	President

LENDERS

CITIBANK, N.A.
individually and as Administrative Agent

By:	/s/ Stuart Dickson
Name: Stuart Dickson
Title: Vice President

Bank of America, N.A., as Lender

By:	/s/ Amie L. Edwards
Name: Amie L. Edwards
Title: Director

JP MORGAN CHASE BANK, N.A., as Lender

By:	/s/ Jason C. Hand
Name: Jason C. Hand
Title: Authorized Officer

MIZUHO CORPORATE BANK, LTD., as Lender

By:	/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Authorized Signatory

RBS Citizens, N.A., as Lender

By:	/s/ David J. Bugbee
Name: David J. Bugbee, CFA
Title: Senior Vice President

TD Bank, N.A., as Lender

By:	/s/ Marla Willner
	Name:	Marla Willner
	Title:	Senior Vice President

SUNTRUST BANK, as Lender

By:	/s/ J. Ben Cumming
Name: J. Ben Cumming
Title: Vice President

UNION BANK, N.A., as Lender

By:	/s/ Sarah Willett
Name: Sarah Willett
Title: Vice President

Compass Bank, as Lender

By:	/s/ Michael E. Wendling
Name: Michael E. Wendling
Title: Senior Vice President

Fifth Third Bank, as Lender

By:	/s/ William D. Priester
Name: William D. Priester
Title: Sr. Relationship Manager

SIEMENS FINANCIAL SERVICES, INC. as Lender

By:	/s/ Stephanie Marinello
Name: Stephanie Marinello
Title: Senior Vice President

By:	/s/ Douglas Maher
Name: Douglas Maher
Title: Managing Director

Sovereign Bank, as Lender

By:	/s/ William R Rogers
Name: William R Rogers
Title: Senior Vice President

US Bank National Association, as Lender

By:	/s/ Shawn M. Masterson
	Name:	Shawn M. Masterson
	Title	Vice President

Capital One, National Association, as Lender

By:	/s/ Keith Reuben
	Name:	Keith Reuben
	Title:	Executive Vice President

Branch Banking and Trust Company, as Lender

By:	/s/ Sterling B. Pierce, III
	Name:	Sterling B. Pierce, III
	Title:	Senior Vice President

GE CAPITAL FINANCIAL INC., as a Lender

By:	/s/ Jeffrey Thomas
Name: Jeffrey Thomas
Title: Duly Authorized Signatory

Address for notices:
GE Capital Financial Inc. c/o
General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: HMS Holdings Account Manager

With a copy to:
GE Capital Financial Inc.
6510 Millrock Drive
Suite 200
Salt Lake City, Utah 84121
Attn: Chief Financial Officer

Lending office:
GE Capital Financial Inc.
c/o General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: HMS Holdings Account Manager

With a copy to:
GE Capital Financial Inc.
6510 Millrock Drive
Suite 200
Salt Lake City, Utah 84121
Attn: Chief Financial Officer

RAYMOND JAMES BANK, FSB, as Lender

By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

Schedule 1.01

Commitments

Lender	Term A Commitment	Revolving Credit Commitment
Citibank, N.A.	$38,888,888.89	$11,111,111.11
Bank of America, N.A.	$38,888,888.89	$11,111,111.11
JPMorgan Chase Bank, N.A.	$38,888,888.89	$11,111,111.11
Mizuho Corporate Bank, Ltd.	$23,333,333.33	$6,666,666.67
RBS Citizens, N.A.	$23,333,333.33	$6,666,666.67
SunTrust Bank	$23,333,333.33	$6,666,666.67
TD Bank, N.A.	$23,333,333.33	$6,666,666.67
Union Bank	$19,055,555.56	$5,444,444.44
Compass Bank	$15,555,555.56	$4,444,444.44
Fifth Third Bank	$15,555,555.56	$4,444,444.44
Siemens Financial Services, Inc.	$15,555,555.56	$4,444,444.44
Sovereign Bank	$15,555,555.56	$4,444,444.44
US Bank National Association	$15,555,555.56	$4,444,444.44
Capital One, National Association	$14,000,000.00	$4,000,000.00
Branch Banking and Trust Company	$9,722,222.22	$2,777,777.78
GE Capital Financial Inc.	$9,722,222.22	$2,777,777.78
Raymond James Bank, FSB	$9,722,222.22	$2,777,777.78

Schedule 1.02

Immaterial Subsidiaries

Reimbursement Services Group, Inc.

Schedule 4.06(a)

Litigation

None.

Schedule 4.06(b)

Disclosed Matters

None.

Schedule 4.16

Subsidiaries

Subsidiary	Owner	Jurisdiction	Nature of Ownership	Percent Owned
Health Management Systems, Inc.	HMS Holdings Corp.	New York	Capital stock	100%
HMS Business Services, Inc.	HMS Holdings Corp.	New York	Capital stock	100%
Reimbursement Services Group Inc.	HMS Holdings Corp.	New York	Capital stock	100%
Permedion, Inc.,	Health Management Systems, Inc.	New York	Capital stock	100%
IntegriGuard, LLC	HMS Holdings Corp.	Delaware	Limited liability company membership interests	100%
Allied Management Group Special Investigation Unit, Inc.	HMS Holdings Corp.	California	Capital stock	100%
HDI Holdings, Inc.	HMS Holdings Corp.	Nevada	Capital stock	100%
HealthDataInsights, Inc.	HDI Holdings, Inc.	Nevada	Capital stock	100%

Schedule 7.01

Existing Indebtedness

Irrevocable Standby Letter of Credit number TTTS-614561 issued by JPMorgan Chase Bank, N.A. for the benefit of the Department of Community Health in the amount of $4,580,294.00 which has been fully cash collateralized.

Schedule 7.02

Existing Liens

Liens on cash collateral in support of the Irrevocable Standby Letter of Credit number TTTS-614561 described on Schedule 7.01.

Schedule 7.06

Existing Investments

Investments in Subsidiaries as described on Schedule 4.16.

Schedule 7.09

Restrictive Agreements

Certificate of deposit for $4.8 million to cash collateralize the Irrevocable Standby Letter of Credit number TTTS-614561 described on Schedule 7.01.

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	HMS Holdings Corp.

4.	Administrative Agent:	CITIBANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of [ ], 2011 among HMS Holdings Corp., the Guarantors party thereto, the Lenders parties thereto and Citibank, N.A., as Administrative Agent

(1)           Select as applicable.

6.	Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                                , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

(2)           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”).

(3)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](4) Accepted:

CITIBANK, N.A.,
as Administrative Agent

By:
Title:

[Consented to:

HMS HOLDINGS CORP.

By:
Title:

CITIBANK, N.A.,
as the Issuing Lender and the Swingline Lender

By:
Title:](5)

(4)           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)           To be added only if the consent of the Borrower, the Issuing Lender or the Swingline Lender, as applicable, is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ann. 1-1

EXHIBIT B-1

[Form of Revolving Credit Note]

PROMISSORY NOTE

$[ ]	[ ], 200[ ]
New York, New York

FOR VALUE RECEIVED, HMS HOLDINGS CORP., a New York corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at the offices of Citibank, N.A., as Administrative Agent under the Credit Agreement referred to below, at 390 Greenwich Street, New York, New York 10013, or such other office as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS ($[                                        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Credit Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Credit Loans made by the Lender.

This Promissory Note evidences Revolving Credit Loans made by the Lender under the Credit Agreement, dated as of [      ], 2011 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among HMS Holdings Corp., the Guarantors party thereto, the Lenders party thereto (including the Lender) and Citibank, N.A., as Administrative Agent.  Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.07 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

HMS HOLDINGS CORP.

By:
Title:

B-1-1

SCHEDULE OF REVOLVING CREDIT LOANS

This Promissory Note evidences Revolving Credit Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

B-1-2

EXHIBIT B-2

[Form of Term Loan Note]

PROMISSORY NOTE

$[ ]	[ ], 200[ ]
New York, New York

FOR VALUE RECEIVED, HMS HOLDINGS CORP., a New York corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at the offices of Citibank, N.A., as Administrative Agent under the Credit Agreement referred to below, at 390 Greenwich Street, New York, New York 10013 or such other office as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS ($[                                        ]), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Term Loan made by the Lender to the Borrower, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loan made by the Lender.

This Promissory Note evidences the Term Loan made by the Lender under the Credit Agreement, dated as of [      ], 2011 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among HMS Holdings Corp., the Guarantors party thereto, the Lenders party thereto (including the Lender) and Citibank, N.A., as Administrative Agent.  Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Term Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.07 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

HMS HOLDINGS CORP.

By:
Name:
Title:

B-2-1

SCHEDULE OF TERM LOAN NOTE

This Promissory Note evidences Term Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

B-2-2

EXHIBIT B-3

[Form of Swingline Loan Note]

PROMISSORY NOTE

$[ ]	[ ], 200[ ]
New York, New York

FOR VALUE RECEIVED, HMS HOLDINGS CORP., a New York corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at the offices of Citibank, N.A., as Swingline Lender under Credit Agreement referred below, at 390 Greenwich Street, New York, New York 10013 or such other office as shall be notified to the Borrower from time to time, the principal sum of $[             ] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Swingline Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans made by the Lender.

This Promissory Note evidences Swingline Loans made by the Lender under the Credit Agreement, dated as of [      ], 2011 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among HMS Holdings Corp., the Guarantors party thereto, the lenders party thereto (including the Lender) and Citibank, N.A., as Administrative Agent.  Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.07 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

HMS HOLDINGS CORP.

By:
Name:
Title:

B-3-1

SCHEDULE OF SWINGLINE LOANS

This Promissory Note evidences Swingline Loans Loan made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

B-3-2

EXHIBIT C

[Form of Security Agreement]

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of [   ], 2011, between HMS HOLDINGS CORP., a corporation duly organized and validly existing under the laws of New York (the “Borrower”), each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY SECURING PARTIES” on the signature pages hereto and each other Subsidiary of the Borrower, if any, that becomes a “Securing Party” hereunder as contemplated by Section 6.12 (individually, a “Subsidiary Securing Party” and, collectively, the “Subsidiary Securing Parties” and, together with the Borrower, the “Securing Parties”), and CITIBANK, N.A., as collateral agent for the Lenders party from time to time under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Borrower, the Subsidiary Securing Parties, as guarantors thereunder, the lenders party thereto and Citibank, N.A., as administrative agent (the “Administrative Agent”) are parties to a Credit Agreement, dated as of December 16, 2011 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by such lenders to the Borrower.

To induce the Lenders (as defined below) to enter into the Credit Agreement and to extend credit thereunder and to induce the Lenders and their affiliates to provide other credit to the Borrower and the other Loan Parties of the type referred to in the definition of “Obligations” (as defined in the Credit Agreement), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged each Securing Party has agreed to grant a security interest in the Collateral (as defined below) as security for the Secured Obligations (as defined below).

Accordingly, the parties hereto agree as follows:

I.              Definitions, Etc.

A.            Terms Generally.  Terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

B.            Certain Uniform Commercial Code Terms.  As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Software” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Certificated Security”, “Entitlement Holder”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.

C.            Additional Definitions.  In addition, as used herein:

“Administrative Agent” has the meaning assigned to such term in the recitals, hereto.

“Assignment Agreement” means an assignment agreement executed by any Securing Party with respect to a Required Government Contract to which such Securing Party is a party, in form and substance reasonably satisfactory to the Collateral Agent.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15, 31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

“Collateral Agent” has the meaning assigned to such term in the recital, hereto.

“Collateral” has the meaning assigned to such term in Section 3.

“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by any Securing Party, including each Copyright identified in Annex 3.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Government Contract” means a contract between any Securing Party and an agency, department or instrumentality of the United States.

“Initial Pledged Debt” means the indebtedness of each Issuer beneficially owned by any Securing Party on the date hereof, including the indebtedness identified in Annex 2 (Part A).

“Initial Pledged Equity” means the Capital Stock of each Issuer beneficially owned by any Securing Party on the date hereof, including the Capital Stock identified in Annex 2 (Part B).

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Securing Party with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Securing Party; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Securing Party in respect of any of the items listed above.

“Issuers” means, collectively, (a) the respective Persons identified on Annex 2 (Part B) under the caption “Issuer”, (b) any other Person that shall at any time be a Subsidiary of any Securing Party, and (c) the issuer of any Capital Stock hereafter owned by any Securing Party.

“Notice of Assignment” means each agreement providing notice of an assignment of claims executed by the Collateral Agent with respect to a Required Government Contract, in form and substance reasonably satisfactory to the Collateral Agent.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent Collateral” means all Patents, whether now owned or hereafter acquired by any Securing Party, including each Patent identified in Annex 4, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Pledged Debt” means, collectively, (a) the Initial Pledged Debt and (b) all other indebtedness from time to time owed to any Securing Party and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

“Pledged Equity” means, collectively, (a) the Initial Pledged Equity and (b) all other Capital Stock now or hereafter owned by any Securing Party, together in each case with (i) all certificates representing the same, (ii) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity, and (iii) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Capital Stock of any successor entity of any such merger or consolidation.

“Required Government Contract” any Government Contract involving aggregate consideration payable to any Securing Party in an amount in excess of $1,000,000 per annum to which such Securing Party is a party, including each Government Contract identified on Annex 7.

“Secured Obligations” means all Obligations of the Securing Parties.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, each counterparty to an agreement referred to in clause (c) of the definition of “Obligations” as set forth in the Credit Agreement if at the date of entering into such agreement such person was the Administrative Agent, Collateral Agent or a Lender Part or an affiliate thereof, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and assigns.

“Securing Party” has the meaning assigned to such term in the recitals hereto.

“Subsidiary Securing Party” has the meaning assigned to such term in the recitals hereto.

“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by any Securing Party, including each Trademark identified in Annex 5, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.  Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

D.            Treatment of Certain Obligations.  For purposes hereof, it is understood that any obligations of any Securing Party to a Person arising under an Obligation of a type referred to in clauses (b) and (c) of the definition of “Obligations” set forth in the Credit Agreement entered into or incurred at the time such Person (or any Affiliate thereof) is a “Lender” party to the Credit Agreement shall nevertheless continue to constitute Secured Obligations for purposes hereof, notwithstanding that such Person (or its Affiliate) may have assigned all of its Loans and other interests in the Credit Agreement and, therefore, at the time a claim is to be made in respect of such obligations, such Person (or its Affiliate) is no longer a Lender party to the Credit Agreement, provided that neither such Person nor any such Affiliate shall be entitled to the benefits of this Agreement (and such obligations shall not constitute Secured Obligations hereunder) unless, at or prior to the time such Person (or its Affiliate) ceased to be a Lender hereunder, it shall have notified the Collateral Agent and the Borrower in writing of the existence of such agreement of such Person (or its Affiliate).

II.            Representations and Warranties.  Each Securing Party represents and warrants to the Lenders and the Collateral Agent for the benefit of the Secured Parties that:

A.            Title.  Such Securing Party is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral to the extent required hereunder, and (b) the Liens thereon (if any) expressly permitted by Section 7.02 of the Credit Agreement.

B.            Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Securing Party as of the date hereof are correctly set forth in Annex 1.  Annex 1 correctly specifies the place of business of each Securing Party or, if such Securing Party has more than one place of business, the location of the chief executive office of such Securing Party.

C.            Changes in Circumstances.  Such Securing Party has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC) or (b) except as specified in Annex 1, heretofore changed its name or jurisdiction of organization within the past five years.

D.            Pledged Equity.  The Initial Pledged Equity constitute (a) 100% of the issued and outstanding Capital Stock of each Issuer (other than a Foreign Subsidiary) beneficially owned by such Securing Party on the date hereof, whether or not registered in the name of such Securing Party and (b) in the case of each Issuer which is a Foreign Subsidiary and directly owned by the Borrower or any Domestic Subsidiary, 65% of the issued and outstanding Capital Stock of such Issuer (or such lesser percentage of the Capital Stock of such Issuer beneficially owned by such Securing Party on the date hereof), in each case whether or not registered in the name of such Securing Party.  Annex 2 (Part B) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Equity and (in the case of any corporate Issuer) the respective class and par value thereof and the respective number of shares or interests thereof (and registered owner thereof) represented by each such certificate.  The Initial Pledged Equity are, and all other Pledged Equity of any Subsidiary in which such Securing Party shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Capital Stock issued by a corporation) and (ii) duly issued and outstanding (in the case of any Capital Stock in any other entity), and none of such Pledged Equity are or will be subject to any contractual restriction on the transfer of such Pledged Equity (except for any such restriction imposed by any Requirement of Law or those contained herein or in the other Loan Documents).

E.             Initial Pledged Debt.  Annex 2 (Part A) sets forth a complete and correct list of all Pledged Debt held by any Securing Party on the date hereof.  The Pledged Debt has been duly and validly authorized and issued by the issuers thereof and are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than a Securing Party, are made to the knowledge of the Securing Party.

F.             Intellectual Property.  Annexes 3, 4 and 5, respectively, set forth under the name of such Securing Party a complete and correct list of all copyright registrations, patents, patent applications, trademark registrations and trademark applications owned by such Securing Party on the date hereof (or, in the case of any supplement to said Annexes 3, 4 and 5, effecting a pledge thereof, as of the date of such supplement).  Except pursuant to licenses and other user agreements entered into by such Securing Party in the ordinary course of business that are listed in said Annexes 3, 4 and 5 (including as supplemented by any supplement effecting a pledge thereof), such Securing Party has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Annexes 3, 4 and 5 (as so supplemented), and all registrations listed in said Annexes 3, 4 and 5 (as so supplemented) are, except as noted therein, in full force and effect.  To such Securing Party’s knowledge, (i) except as set forth in said Annexes 3, 4 and 5 (as supplemented by any supplement effecting a pledge thereof), there is no violation by others of any right of such Securing Party with respect to any Copyright, Patent or Trademark listed in said Annexes 3, 4 and 5 (as so supplemented), respectively, and (ii) such Securing Party is not infringing in any respect upon any Copyright, Patent or

Trademark of any other Person; and no proceedings alleging such infringement have been instituted or are pending against such Securing Party and no written claim against such Securing Party has been received by such Securing Party, alleging any such violation, except (x) as may be set forth in said Annexes 3, 4 and 5 (as so supplemented) or (y) as would not reasonably be likely to result in a Material Adverse Effect.

G.            Commercial Tort Claims.  Annex 6 sets forth a complete and correct list of all Commercial Tort Claims of the Securing Parties in existence on the date hereof with a face value in excess of $1,000,000.

H.            Delivery.  All certificates, agreements or instruments representing or evidencing the Collateral (including, without limitation, the Pledged Equity and Pledged Debt) in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein.

I.              Security Interest.  The security interest in and Lien on the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Section 4.01, a perfected security interest in all the Collateral.  The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Liens permitted by Section 7.02 of the Credit Agreement.

J.             Required Government Contracts.  As of the date hereof, Annex 7 sets forth a complete and accurate list of all Required Government Contracts of the Securing Parties.

III.           Collateral.  As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Securing Party hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties as hereinafter provided a security interest in all of such Securing Party’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Securing Party or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being, collectively, referred to herein as “Collateral”):

1.             all Accounts;

2.             all As-Extracted Collateral;

3.             all Chattel Paper;

4.             all Money and Deposit Accounts;

5.             all Documents;

6.             all Equipment

7.             all Fixtures;

8.             all General Intangibles;

9.             all Goods not covered by the other clauses of this Section 3;

10.           the Pledged Equity and the Pledged Debt;

11.           all Instruments, including all Promissory Notes;

12.           all Intellectual Property;

13.           all Inventory;

14.           all Investment Property not covered by other clauses of this Section 3, including, without limitation, all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

15.           all Letter of Credit Rights

16.           all Commercial Tort Claims described in Annex 6;

17.           all Supporting Obligations;

18.           all other tangible and intangible personal property whatsoever of such Securing Party; and

19.           all Proceeds of any of the foregoing Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Securing Party or any computer bureau or service company from time to time acting for such Securing Party),

IT BEING UNDERSTOOD, HOWEVER, that the Collateral shall not include: (A) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any Governmental Authority or third party); (B) pledges and security interests attaching to any lease, license, contract, property, property rights or agreement that are prohibited or restricted by such agreements, licenses, contracts and leases or any agreements related thereto (including any requirement to obtain the consent of any governmental authority or third party), to the extent prohibited or restricted thereby, and except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (C) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined in writing by the Borrower and the Collateral Agent; and (D) the security interest created hereby in voting Capital Stock of any Issuer that is a Foreign Subsidiary of a U.S. entity or of a U.S. entity that has no material assets other than equity of one or more Foreign Subsidiaries that are CFCs shall be limited to that portion of such voting Capital Stock that does not exceed 65% of the aggregate issued and outstanding Capital Stock of such Issuer.

IV.           Further Assurances; Remedies.  In furtherance of the grant of the security interest pursuant to Section 3, the Securing Parties hereby jointly and severally agree with the Collateral Agent for the benefit of the Secured Parties as follows:

A.            Delivery and Other Perfection.  Each Securing Party shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the reasonable judgment of the Collateral Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

1.             if any of the Collateral (including, without limitation, the Pledged Debt Pledged Equity, Investment Property or Financial Assets constituting part of the Collateral) are received by such Securing Party, forthwith (x) deliver to the Collateral Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as the Collateral Agent may reasonably deem necessary or appropriate to duly record or other wise perfect the security interest created hereunder in such Collateral;

2.             promptly from time to time deliver to the Collateral Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request; provided that (other than in the case of the promissory notes described in Annex 2 (Part A)) so long as no Event of Default shall have occurred and be continuing, such Securing Party may retain for collection in the ordinary course any Instruments received by such Securing Party in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Securing Party (through the Borrower), make appropriate arrangements for making any Instrument delivered by such Securing Party available to such Securing Party for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against trust receipt or like document);

3.             promptly from time to time upon the request of the Collateral Agent, execute and deliver such short-form security agreements as the Collateral Agent may reasonably deem necessary or desirable to protect the interests of the Collateral Agent in respect of that portion of the Collateral consisting of Intellectual Property; and

4.             promptly from time to time upon the reasonable request of the Collateral Agent, deliver such information with respect to the Collateral as the Collateral Agent shall reasonably request.

B.            Other Financing Statements or Control.  Except as otherwise permitted under Section 7.02 of the Credit Agreement, no Securing Party shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Electronic Chattel Paper, Investment Property or Letter of Credit Right constituting part of the Collateral.

C.            Preservation of Rights.  The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

D.            Special Provisions Relating to Certain Collateral.

1.             Pledged Equity.

(a)           The Securing Parties will cause the Capital Stock required to be pledged hereunder to constitute at all times (1) in the case of any Issuer (other than a Foreign Subsidiary), 100% of the Capital Stock of such Issuer then issued and outstanding that is owned by the Securing Parties and (2) in the case of any Issuer that is a Foreign Subsidiary, 65% of the voting Capital Stock of such Issuer (or such lesser percentage of such Capital Stock owned by the Securing Parties).

(b)           So long as no Event of Default shall have occurred and be continuing, the Securing Parties shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity for all purposes not inconsistent with the terms of this Agreement, the Loan Documents or any other instrument or agreement referred to herein or therein, provided that each Securing Party agrees that it will not vote the Pledged Equity in any manner that is inconsistent with the terms of this Agreement, the Loan Documents or any such other instrument or agreement; and the Collateral Agent shall execute and deliver to any Securing Party or cause to be executed and delivered to such Securing Party all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Securing Party may reasonably request for the purpose of enabling such Securing Party to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04(a)(ii).

(c)           Unless and until an Event of Default shall have occurred and be continuing, the Securing Parties shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Equity paid in cash.

(d)           If an Event of Default shall have occurred and be continuing, whether or not the Secured Parties or any of them exercise any available right to declare any Secured Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, the Loan Documents or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Pledged Equity shall be paid directly to the Collateral Agent and retained by it as part of the Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so reasonably request in writing, each Securing Party agrees to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon request of any Securing Party (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to such Securing Party.

2.             Intellectual Property.

(a)           For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 4.05 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Securing Party hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Securing Party) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Securing Party, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided that the use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, at any time after and during the continuation of an Event of Default.

(b)           Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.04 of the Credit Agreement that limit the rights of the Securing Parties to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Securing Parties will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property.  Further, upon the payment in full of all of the Secured Obligations (other than contingent obligations not then due) and cancellation or termination of the Commitments and termination or cash collateralization of all LC Exposures or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall automatically terminate.  Further, upon any sale, assignment or other disposition of Intellectual Property (other than to a Securing Party) not prohibited by Section 7.04 of the Credit Agreement, the license granted pursuant to clause (i) immediately above with respect to such Intellectual Property shall automatically terminate.  In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Collateral Agent shall from time to time, upon the request of the respective Securing Party (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Securing Party (through the Borrower) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property).  The exercise of rights and remedies under Section 4.05 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Securing Parties in accordance with the first sentence of this clause (ii).

(c)           If any Securing Party shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.  Each Securing Party shall promptly (and in any event within 30 days) provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral.

3.             Chattel Paper.  The Securing Parties will (i) deliver to the Collateral Agent each original of each item of Chattel Paper at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Collateral Agent without the consent of the Collateral Agent would violate the rights of the Collateral Agent.

4.             Commercial Tort Claims.   If any Securing Party shall at any time hold or acquire a Commercial Tort Claim, such Securing Party shall immediately notify the Collateral Agent in writing signed by such Securing Party of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.  The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Securing Party in which the Collateral Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Securing Parties.

5.             Accounts.  Each Securing Party shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.  Each Securing Party shall, at such Securing Party’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Securing Party).  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Securing Party’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Securing Party.

6.             Required Government Contracts.  Upon the occurrence and during the continuation of an Event of Default, upon the request of the Collateral Agent, the applicable Securing Party shall deliver to the Collateral Agent an Assignment Agreement duly executed by such Securing Party party to such Required Government Contract in compliance with the Assignment of Claims Act.  Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may execute a Notice of Assignment with respect to each Required Government Contract and deliver (i) all Assignment Agreements and (ii) all Notices of Assignment to the applicable Governmental Authority for each Required Government Contract and the Securing Parties agree to use their commercially reasonable efforts in having such Notices of Assignment acknowledged in writing by the appropriate Governmental Authority.  Concurrently with any delivery of financial statements under Section 6.01(a) or (b) of the Credit Agreement, Borrower shall deliver to the Collateral Agent a certificate of a Responsible Officer setting forth a list of all Required Government Contracts which have been completed or have lapsed, expired or terminated or been entered into, in each case, since the most recent list provided by Borrower.

E.             Remedies.

1.             Rights and Remedies Generally upon Default.  If an Event of Default shall have occurred and is continuing, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Securing Party agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(a)           the Collateral Agent in its discretion may, in its name or in the name of any Securing Party or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(b)           the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c)           the Collateral Agent may require the Securing Parties to notify (and each Securing Party hereby authorizes the Collateral Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been pledged to the Collateral Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Collateral Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Securing Party they shall be held in trust by such Securing Party for the benefit of the Collateral Agent and as promptly as possible remitted or delivered to the Collateral Agent for application as provided herein) and take such steps as may be desirable or necessary to comply with the Assignment of Claims Act;

(d)           the Collateral Agent may require the Securing Parties to assemble the Collateral at such place or places, reasonably convenient to the Collateral Agent and the Securing Parties, as the Collateral Agent may direct;

(e)           the Collateral Agent may require the Securing Parties to cause the Pledged Equity to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any of such Pledged Equity is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to the respective Securing Party (through the Borrower) copies of any notices and communications received by it with respect to such Pledged Equity); and

(f)            the Collateral Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Securing Parties, any such demand, notice and right or equity being hereby expressly waived and released.  In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 4.05, including by virtue of the exercise of any license granted to the Collateral Agent in Section 4.04(b), shall be applied in accordance with Section 4.09.

2.             Certain Securities Act Limitations.  The Securing Parties recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Securing Parties acknowledge that any such private sales may be at prices and on terms less favorable to the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner (notwithstanding the method of sale) and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

3.             Notice.  The Securing Parties agree that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

F.             Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Securing Parties shall remain liable for any deficiency.

G.            Locations; Names, Etc.  Without at least 30 days’ prior written notice to the Collateral Agent, no Securing Party shall (i) change its jurisdiction of organization, (ii) change its legal name, (iii) change the location of its chief executive office, (iv) change its identity or organizational structure, (v) change its organizational identification number, or (vi) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral; and as a result of any of the foregoing, each Secured Party shall take all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent in the Collateral, as applicable

H.            Private Sale.  The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.05 conducted in a commercially reasonable manner.  Each Securing Party hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

I.              Application of Proceeds.  Except as otherwise herein expressly provided and except as provided below in this Section 4.09, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Section 4, shall be applied by the Collateral Agent:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Administrative Agent or the Collateral Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Administrative Agent or the Collateral Agent in connection therewith;

Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Secured Parties holding the same may otherwise agree; and

Finally, to the payment to the respective Securing Party, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held as Cash Collateral pursuant to Section 2.20 of the Credit Agreement shall be applied first to the LC Exposure outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 4.09.

J.             Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent is hereby appointed the attorney-in-fact of each Securing Party for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 4 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Securing Party representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

K.            Perfection and Recordation.  Each Securing Party authorizes the Collateral Agent from time to time to file in any relevant jurisdiction Uniform Commercial Code financing statements and amendments thereto relating to the Collateral including any financing statement describing the Collateral as “all assets” or “all personal property and fixtures” of such Securing Party (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).  Each Securing Party hereby further authorizes the Collateral Agent, subject to prior review by the Securing Parties as to form, to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement or other agreements or documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Securing Party hereunder.

L.             Termination.  When all Secured Obligations (other than indemnification obligations not yet due and payable, obligations under clauses (b) and (c) of the definition of Obligations, and LC Exposure that has been cash collateralized) shall have been paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure shall have expired or been terminated, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Securing Party and to be released and canceled all licenses and rights referred to in Section 4.04(b).  The Collateral Agent shall also, at the expense and request of such Securing Party, authorize, execute and deliver to the respective Securing Party upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Securing Party to effect the termination and release of the Liens on the Collateral as required by this Section 4.12.

M.           Further Assurances.  Each Securing Party agrees that, from time to time upon the request of the Collateral Agent, such Securing Party will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement.  In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Securing Party agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.  At the expense and request of the Borrower, the Collateral Agent shall release any Lien covering any asset that has been disposed (other than to a Securing Party) of in accordance with the terms of the Credit Agreement or that has been disposed of with the consent of the Required Lenders under the Credit Agreement; provided that the Collateral Agent shall have received certifications from the Borrower and applicable Securing Party as the Collateral Agent shall reasonably request.

V.            Miscellaneous.

A.            Notices.  All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified pursuant to Section 10.01 of the Credit Agreement and shall be deemed to have been given at the times specified in said Section 10.01.  Any notice to be delivered to any Subsidiary Securing Party hereunder shall be delivered to the Borrower (at its aforesaid address) on behalf of such Subsidiary Securing Party.

B.            No Waiver.  No failure on the part of any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by law.

C.            Amendments, Etc.  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Securing Party and the Collateral Agent (with the consent of the Lenders or the Required Lenders as specified in Section 10.05(b) of the Credit Agreement).  Any such amendment or waiver shall be binding upon the Secured Parties and each Securing Party.

D.            Expenses.  The Securing Parties jointly and severally agree to reimburse each of the Secured Parties for all reasonable costs and expenses incurred by them (including the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Securing Parties in respect of the Collateral that the Securing Parties have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Secured Parties in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 5.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

E.             Successors and Assigns; Reinstatement.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Securing Party and the Secured Parties (provided that no Securing Party shall assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).  Each of the Securing Parties agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Secured Party or otherwise.

F.             Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

G.            Governing Law; Submission to Jurisdiction; Etc.

1.             Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

2.             Submission to Jurisdiction.  Each Securing Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Securing Party or its properties in the courts of any jurisdiction.

3.             Waiver of Venue.  Each Securing Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 5.07.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

4.             Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

H.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08.

I.              Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

J.             Agents and Attorneys-in-Fact.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

K.            Severability.  If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

L.             Additional Subsidiary Securing Parties.  As contemplated by Section 6.13 (a) of the Credit Agreement, Domestic Subsidiaries (other than Immaterial Subsidiaries) of the Borrower formed or acquired after the date hereof, or certain other Domestic Subsidiaries not then a party hereto, may be required to become a “Securing Party” under this Agreement, by executing and delivering to the Administrative Agent and the Collateral Agent a Subsidiary Joinder Agreement in the form of Exhibit D to the Credit Agreement.  Accordingly, upon the execution and delivery of any such Subsidiary Joinder Agreement by any such Subsidiary, such Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Securing Party” under and for all purposes of this Agreement, and each of the Annexes hereto shall be supplemented in the manner specified in such Subsidiary Joinder Agreement.  In addition, as of the date of the execution and delivery of a Subsidiary Joinder Agreement by any such Subsidiary, such Subsidiary Securing Party makes the representations and warranties set forth in Section 2.

M.           No Release.  Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Securing Party from the performance of any term, covenant, condition or agreement on such Securing Party’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Securing Party’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Securing Party relating thereto or for any breach of any representation or warranty on the part of such Securing Party contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith.  Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Securing Party thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder.  The obligations of each Securing Party contained in this Section 5.13 shall survive the termination hereof and the discharge of such Securing Party’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

N.            Concerning the Collateral Agent.

1.             The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.  The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement.  After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

2.             The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

3.             The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

4.             If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

5.             The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Securing Parties need to be amended as a result of any of the changes described in Section 4.07.  If any Securing Party fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Securing Party’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes.  The Collateral Agent shall have no duty to inquire about such changes if any Securing Party does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Securing Party.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

HMS HOLDINGS CORP.

By:
Name:
Title:

SUBSIDIARY SECURING PARTIES

[GUARANTORS]

By:
Name:
Title:

CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

EXHIBIT D

[Form of Subsidiary Joinder Agreement]

SUBSIDIARY JOINDER AGREEMENT

SUBSIDIARY JOINDER AGREEMENT dated as of [                                        ], 200[      ] by [NAME OF ADDITIONAL GUARANTOR], a [                                        ] [corporation][limited liability company][partnership] (the “Additional Guarantor”), in favor of Citibank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and collateral agent (in such capacity,, together with its successors in such capacity, the “Collateral Agent”) for the Lenders party to the Credit Agreement referred to below.

RECITALS

WHEREAS, pursuant to the Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”; and capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement), dated as of [       ], 2011, among HMS Holdings Corp., the Guarantors party thereto, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make extensions of credit to the Borrower on the terms and conditions set forth in the Credit Agreement;

WHEREAS, pursuant to the Security Agreement (as amended, modified and supplemented from time to time, the “Security Agreement”), dated as of [       ], 2011, by the Securing Parties party thereto in favor of the Collateral Agent, the Securing Parties have granted in favor of the Collateral Agent a security in and Lien upon the Collateral (as defined in the Security Agreement) as security for the Secured Obligations (as defined in the Security Agreement); and

WHEREAS, the Borrower is required by Section 6.13(a) of the Credit Agreement and Section 5.12 of the Security Agreement to cause the Additional Guarantor to become a “Guarantor” under the Credit Agreement and a “Securing Party” under the Security Agreement.

NOW, THEREFORE, for valuable consideration (receipt whereof is hereby acknowledged), the parties hereto agree as follows:

1.             Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.             The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Subsidiary Joinder Agreement, the Additional Guarantor will be (a) deemed to be a party to the Credit Agreement and the Security Agreement, (b) a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and (c) a “Securing Party” for all purposes of the Security Agreement and shall have all of the obligations of a Securing Party thereunder as if it had executed the Security Agreement.  The Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement and the Securing Parties contained in the Security Agreement.

3.             Without limiting the generality of the foregoing terms of this Subsidiary Joinder Agreement, the Additional Guarantor hereby (a) jointly and severally, together with the other Guarantors, guarantees to each Lender, each Affiliate of a Lender, the Administrative Agent and Collateral Agent the prompt payment of the Borrower Guaranteed Obligations (as defined in the Credit Agreement) in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of Article III of the Credit Agreement and (b) pledges and grants to the Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Security Agreement), a Lien upon all of its right, title and interest in and to the Collateral pursuant to Section 3 of the Security Agreement.

D-1

4.             In addition, the Additional Guarantor hereby makes the representations and warranties set forth in Article IV of the Credit Agreement and Section 2 of the Security Agreement (as supplemented by the attached supplemental annexes), in each case with respect to itself and its Subsidiaries and with respect to this Subsidiary Joinder Agreement and the Loan Documents to which it is a party or is bound, as if each reference in such representations and warranties to the Loan Documents included reference to this Subsidiary Joinder Agreement and such Loan Documents.

5.             The Additional Guarantor has attached hereto Schedule 1 that supplements Annexes 1, 2, 3, 4, 5, 6 and 7 to the Security Agreement and certifies, as of the date hereof, that the supplemental information set forth therein has been prepared by the Additional Guarantor in substantially the form of the equivalent Annexes to the Security Agreement and is complete and correct in all material respects.

6.             The Additional Guarantor hereby instructs its counsel to deliver the opinion referred to in Section 6.11(a)(iii) of the Credit Agreement to the Administrative Agent to the extent such opinion is required.

7.             The address of the Additional Guarantor for purposes of all notices, other communications and service of process under the Loan Documents is the address set forth on the signature page hereto or such other address as the Additional Guarantor may from time to time notify the Administrative Agent in writing from time to time.

8.             This Subsidiary Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

9.             This Subsidiary Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Additional Guarantor has caused this Subsidiary Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

[Address for Notices:

[ ]]

Acknowledged and accepted:

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

D-2

SCHEDULE 1
to Subsidiary Joinder Agreement

Supplements to Annexes to Security Agreement

Annex 1

[To be completed; if no supplemental information, enter “None”]

Annex 2

[To be completed; if no supplemental information, enter “None”]

Annex 3

[To be completed; if no supplemental information, enter “None”]

Annex 4

[To be completed; if no supplemental information, enter “None”]

Annex 5

[To be completed; if no supplemental information, enter “None”]

Annex 6

[To be completed; if no supplemental information, enter “None”]

Annex 7

[To be completed; if no supplemental information, enter “None”]

Sch. 1-1

EXHIBIT E

[Form of Opinion of Counsel to the Loan Parties]

[To be attached]

EXHIBIT F-1

[Form of Perfection Certificate]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of December 16, 2011 (the “Security Agreement”), between HMS Holdings Corp., a New York corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of December 16, 2011(the “Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and each of its Subsidiaries listed on Schedule 1(a).

The undersigned hereby certify to the Collateral Agent as follows:

VI.                                 Names.

A.                                   The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

B.                                     Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

C.                                     Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof.  Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

VII.                             Current Locations.   The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

VIII.                         Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

IX.                                File Search Reports.  Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each filing officer in each real estate recording office identified in Schedule 7 with respect to real estate on which Collateral consisting of fixtures is or is to be located.  A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

X.                                    UCC Filings.  The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

XI.                                Schedule of Filings.  Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.  No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

XII.                            Real Property.  (a)  Attached hereto as Schedule 7(a) is a list of all (i) real property owned by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Company as of the Closing Date having a value in excess of $5,000,000.00 (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule.  Except as described in Schedule 7(b) attached hereto:  (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.  The Mortgages delivered as of the date hereof are in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6.

XIII.                        Termination Statements.  Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

XIV.                        Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement.  Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

XV.                            Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

XVI.                        Intellectual Property.  (a)  Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and  Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication  number, as applicable, of each Patent or Trademark owned by each Company.

(b)  Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c)  Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d)  Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.                                 Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13.                                 Deposit Accounts, Securities Accounts and Commodity Accounts.  Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement. Additionally, indicate those Deposit Accounts that contain proceeds of Medicaid, Medicare or similar government programs.

14.                                 Letter-of-Credit Rights.  No information is provided with respect to the Letter-of-Credit Rights since they are not required to be subject to Collateral Agent’s control pursuant to the Security Agreement.

15.                                 Motor Vehicles.  No information is provided with respect to the motor vehicles and other goods (covered by certificates of title or ownership) since they are not required to be pledged pursuant to the Security Agreement.

16.                                 Insurance.                                        Attached hereto as Schedule 16 is a copy of the insurance certificate with a true and correct list of all insurance policies of the Companies.

17.                                 Other Collateral.  Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority and (b) all aircraft and airplanes, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this          day of                                 , 2011.

HMS HOLDINGS CORP.

By:
Name:
Title:

INTEGRIGUARD, LLC

By:
Name:
Title:

ALLIED MANAGEMENT GROUP SPECIAL INVESTIGATIONS UNIT, INC.

By:
Name:
Title:

HMS BUSINESS SERVICES, INC.

By:
Name:
Title:

HEALTH MANAGEMENT SYSTEMS, INC.

By:
Name:
Title:

PERMEDION, INC.

By:
Name:
Title

HDI HOLDINGS, INC.

By:
Name:
Title:

HEALTHDATAINSIGHTS, INC.

By:
Name:
Title::

EXHIBIT F-2

[Form of Perfection Certificate Supplement]

[To be provided under separate cover upon request]

F-1

EXHIBIT G

[Form of Solvency Certificate]

Date:            , 2011

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of           , a                       (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.                                       This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                            , 2011, among                    (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                       For purposes of this certificate, the terms below shall have the following definitions:

(a)                                  “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                                  “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) as they otherwise become payable.

(f)                                    “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.                                       For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                  I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As the Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.                                       Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) each of the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature, and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not “insolvent” within the meaning given to that term under the United States Bankruptcy Code.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

HMS HOLDINGS CORP.

By:
Name:
Title: Chief Financial Officer